RECEIVABLES PURCHASE AGREEMENT

dated as of December 19, 2022

by and among

MSC A/R HOLDING CO., LLC, as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO, as Purchasers,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent,

and

MSC Industrial Direct Co., Inc., as initial Master Servicer

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit IForm of Investment Request

Exhibit IIForm of Reduction Notice

Exhibit IIIForm of Monthly Report

Exhibit IVForm of Interim Report

Exhibit VForm of Assignment and Acceptance

Exhibit VICredit and Collection Policy

Exhibit VIIForm of Compliance Certificate

Exhibit VIIIForm of Performance Undertaking
Exhibit IXClosing Checklist
Exhibit XFour (4) Forms of U.S. Tax Compliance Certificate

SCHEDULES

Schedule ACommitments

Schedule BLock-Boxes and Collection Accounts

Schedule C[Reserved]

Schedule DInitial Sold Receivables

Schedule EParties’ Addresses for Notices

Schedule FSeller’s Chief Executive Office, Capital Place of Business, Records Locations, Federal Taxpayer ID Number and Organizational ID Number

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 19, 2022 (the “Closing Date”) by and among the following parties:

(i)MSC A/R HOLDING CO., LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)the Persons from time to time party hereto as Purchasers;

(iii)WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells”), as Administrative Agent; and

(iv)MSC Industrial Direct Co., Inc., a New York corporation, in its individual capacity (“MSC”) and as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”).

PRELIMINARY STATEMENTS

Seller has acquired, and will acquire from time to time, Receivables from Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co., a New York corporation (the “Originator”) pursuant to that certain Receivables Sale Agreement, dated as of December 19, 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Sale Agreement”).  Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR Investment” means an Investment at any time it is accruing Yield at a rate based on the Alternate Base Rate.

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted Net Pool Balance” means, on any date of determination, Net Pool Balance minus Contractual Dilutions.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to the sum of (a) Term SOFR plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 13.03(f).

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, other than (i) in favor of Seller or the Administrative Agent (on behalf of Seller, the Affected Persons and the Indemnified Parties) or (ii) a Permitted Lien.

“Advisors” has the meaning set forth in Section 13.06(c).

“Affected Person” means each Purchaser Party and each of their respective Affiliates.

“Affiliate” means, as to any Person any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aged Credits” means, in respect of any Pool Receivable, any Credits aged greater than 90 days.

“Aged Debits” means, in respect of any Pool Receivable, any Debit(s) aged greater than 90 days.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Unpaids” means the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternate Base Rate” or “ABR” means, for each day of determination, a rate per annum equal to the greatest as of such day of (a) the Prime Rate, (b) one-half of one percent (0.50%) above the Federal Funds Rate in effect on such day, (c) the sum of Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the Floor.  For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate, the Federal Funds Rate or one-month Adjusted Term SOFR shall be effective on the date of each such change.

“Amortization Date” means the earliest to occur of (a) the Business Day  immediately prior to the occurrence of an Amortization Event set forth in Section 10.01(j) or (k), (b) the Business Day specified in a written notice from the Administrative Agent at the direction of the Required Purchasers following the occurrence and during continuation of any other Amortization Event, and (c) the date which is 30 days after the Administrative Agent’s receipt of (i) written notice from Seller that Seller wishes to terminate the facility evidenced by this Agreement (such notice, a “Termination Notice”); provided that the Administrative Agent and the Purchasers receive Interim Reports for each week thereafter beginning with the week in which such Termination Notice is delivered and ending on the Final Payout Date.

“Amortization Event” has the meaning specified in Section 10.01.  For the avoidance of doubt, any Amortization Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Anti-Corruption Laws” means all Laws any jurisdiction applicable to MSC or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Terrorism Laws” means any and all Laws related to terrorism or money laundering, including any predicate crime to money laundering or any financial record keeping, including Executive Order No. 13324, any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as any of the foregoing may from time to time be amended, renewed, extended or replaced.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Administrative Agent, and, if required, Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit V hereto.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Yield Period” pursuant to Section 5.07(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.07(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:

(A) the alternate benchmark rate that has been selected by the Administrative Agent and Seller giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such

Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.07 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.07.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 USC § 1841(k).

“Billed Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has been sent to the Obligor thereof.

“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers of such person, (c) in the case of any partnership, the board of directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Business Day” means any day (other than a Saturday or Sunday) on which:  (a) banks are not authorized or required to close in Atlanta, Georgia, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with payments of Capital or Yield on Investments accruing Yield at TSIR is also a U.S. Government Securities Business Day.

“Calculation Period” means each period from and including the first day of a fiscal month of MSC to and including the last day of such fiscal month,  provided the initial Calculation Period shall be the period from and including the Closing Date to and including the last day of the fiscal month in which the Closing Date occurs.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Adjusted Net Pool Balance at such time, minus (b) the Required Reserve at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Settlement Date” means the second Business Day after any Settlement Report revealing a Capital Coverage Deficit is delivered and each Business Day from and after the Amortization Date designated by the Administrative Agent as a “Capital Settlement Date.”

“Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) or any other equivalent of such ownership interest.

“Certification of Beneficial Ownership” means, for any Seller Party, a certificate in form and substance acceptable to the Purchasers (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the beneficial owner(s) of a Seller Party.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III:  A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of voting stock of MSC representing more than 35% of the combined voting power of MSC’s outstanding voting stock ordinarily having the power to vote for the election of directors of MSC, or (ii) the board of directors of MSC shall cease to consist of a majority of Continuing Directors, or (iii) MSC shall cease to own, directly or indirectly, beneficially or of record, shares representing one hundred percent (100%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Originator, or (iv) MSC shall cease to own, directly or indirectly, beneficially or of record, membership interest representing one hundred percent (100%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Seller.

“Closing Date” means December 19, 2022.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, each as amended or modified from time to time.

“Collection Account” means, collectively or individually as context may require, each concentration account, depositary account, Lock-Box clearing account or similar account in which any Collections are collected or deposited and which is listed on Schedule B hereto (as such Schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof).

“Collection Bank” means, at any time, any bank at which a Collection Account or Lock-Box is maintained.

“Collections” means, with respect to any Pool Receivable, all cash collections and other cash proceeds in respect of such Pool Receivable, including all interest, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Pool Receivable.

“Commitment” means, with respect to any Purchaser, the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule A or in the agreement pursuant to which it became a Purchaser, as such amount may be (i) modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or (ii) increased by written amendment to Schedule A and the definition of “Facility Limit” executed by Seller, Master Servicer, the Administrative Agent and the Purchasers required pursuant to Section 2.02(g).   If the context so requires, “Commitment” also refers to a Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Commitment Increase” has the meaning set forth in Section 2.02(g).

“Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

“Concentration Limit”  means, at any time:

(a)For all Pool Receivables as to which the Obligor is a Governmental Authority, an aggregate of 5.00% of Eligible Receivables;

(b)For all Pool Receivables which have original due dates of 91-120 days past the original invoice date therefor, an aggregate of 10.00% of Eligible Receivables; and

(c)In relation to any single Obligor on a Pool Receivable and its Affiliates (if any) considered as if they were one and the same Obligor, an amount equal to (i) the aggregate Outstanding Balance of Eligible Receivables in the Receivables Pool owed by such single Obligor and its Affiliates (if any), multiplied by (ii) the applicable concentration limit below for such Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or, solely in the absence thereof, the equivalent long term unsecured senior debt ratings):

S&P Short-Term Rating/Equivalent Long-Term Rating	Moody’s Short-Term Rating/Equivalent Long-Term Rating	Allowable % of Eligible Receivables
A-1+/AA-	P-1/Aa3	20.00%
A-1/A	P-1/A2	15.00%
A-2/BBB+	P-2/Baa1	10.00%
A-3/BBB-	P-3/Baa3	5.00%
Below A-3/BBB- or Not Rated by either S&P or Moody’s	Below P-3/Baa3 or Not Rated by either S&P or Moody’s	2.50%

; provided, however, that (A) if any Obligor has a split rating, the applicable rating will be the lower of the two, (B) if any Obligor is a Non-Rated Obligor, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (C) upon Seller’s request from time to time, the Purchasers, in their sole discretion, may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such amount calculated using such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be reduced by the Administrative Agent at the direction of any Purchaser (but not below the regularly applicable Concentration Limit) in its reasonable credit judgment upon not less than five (5) days’ written notice to Seller.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Yield Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Consolidated Interest Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period (with capitalized terms used in this definition and not otherwise defined in this Agreement being defined as set forth in the Senior Credit Agreement as in effect on the Closing Date and without taking into account any amendment, restatement, supplement or other modification to such definitions in the Senior Credit Agreement or any other defined terms subsumed therein unless the Required Purchasers under this Agreement have given their written consent thereto).

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period (with capitalized terms used in this definition and not otherwise defined in this Agreement being defined as set forth in the Senior Credit Agreement as in effect on the Closing Date and without taking into account any amendment, restatement, supplement or other modification to such definitions in the Senior Credit Agreement or any other defined terms subsumed therein unless the Required Purchasers under this Agreement have given their written consent thereto).

“Continuing Directors” means the directors of MSC on the Closing Date and each other director, if, in each case, either (x) such other director’s nomination for election to the board of directors of MSC was recommended by at least a majority of the then Continuing Directors or (y) such other director’s appointment to the board of directors of MSC was approved by at least a majority of the then Continuing Directors.

“Contract” means, with respect to any Pool Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Pool Receivable arises or that evidence such Pool Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Pool Receivable.

“Contractual Dilution” means, for any Pool Receivable, any early payment discounts, credit card fees or volume purchase rebates set forth in the applicable invoice or other Contract.

“Control Agreement” means an agreement, in form reasonably acceptable to the Administrative Agent, in which a Collection Bank agrees to take instructions from the Administrative Agent, either directly or as assignee of Seller, with respect to the disposition of funds in a Collection Account without further consent of Seller, the Master Servicer or the Originator; provided, however, that any such agreement shall allow Seller (or the Master Servicer on its behalf) to give instructions with respect to such Collection Account prior to delivery of a Notice of Exclusive Control.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit” means, in respect of any Pool Receivable, any credit memo or other credit adjustment reducing the original invoiced amount thereof

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originator in effect on the Closing Date and described in Exhibit VI, as modified in compliance with this Agreement.

“Cut-Off Date” means, on any date of determination, the last day of the Calculation Period then most recently ended provided the initial Cut-Off Date shall be December 15, 2022.

“Days’ Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Pool Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Debit” means, in respect of any Pool Receivable, the invoiced amount of such Pool Receivable and any debit adjustment or other increase in such invoiced amount.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Pool Receivable as a result of any Dilution which occurs with respect to such Pool Receivable.  The amount of the Collection which Seller shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Pool Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Pool Receivable.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the sum of (i) the aggregate sales generated by the Originator during the last four (4) fiscal months ending on such Cut-Off Date, plus (ii) 50% of the aggregate sales generated by the Originator during the fiscal month ending on the fifth preceding Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date.

“Default Rate” means, for any day while an Amortization Event exists and is continuing, a per annum rate of Yield equal to the sum of (a) the Alternate Base Rate plus (b) the Applicable Margin plus 2.00%.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the aggregate amount of Pool Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originator during the Calculation Period occurring seven (7) fiscal months prior to the Calculation Period ending on such Cut-Off Date.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Receivable” means a Pool Receivable:  (a) as to which the Obligor thereof has suffered an Event of Bankruptcy; (b) which, consistent with the Originator’s Credit and Collection Policy, has been or should be written off as uncollectible; or (c) which remains unpaid, in whole or in part, more than 150 days from the original due date thereof.  For purposes of this Agreement, the aggregate amount of Defaulted Receivables will be calculated as follows:  (i) at any time when a Level II Trigger Event exists, 100% of aggregate Aged Credits shall be deducted from aggregate Aged Debits; (ii) at any time when a Level I Trigger Event exists, 50% of aggregate Aged Credits shall be deducted from aggregate Aged Debits; and (iii) at any time when neither a Level I Trigger Event nor a Level II Trigger Event exists, 0% of aggregate Aged Credits shall be deducted from aggregate Aged Debits.

“Defaulting Purchaser” means, subject to Section 2.05(b), any Purchaser that (a) has failed to fund all or any portion of its Investments within two (2) Business Days of the date such Investments were required to be funded hereunder unless such Purchaser notifies the Administrative Agent and Seller in writing that such failure is the result of such Purchaser’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Potential Amortization Event or Amortization Event, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent and Seller in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Purchaser’s obligation to fund an Investment hereunder and states that such position is based on such Purchaser’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Potential Amortization Event or Amortization Event, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Seller, to confirm in writing to the Administrative Agent and Seller that it will comply with its prospective funding obligations hereunder (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Seller), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Federal Bankruptcy Code or any other applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or such Purchaser or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or become insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser.  Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.05(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Seller and each other Purchaser promptly following such determination.  Failure of the Administrative Agent to conclude that a Purchaser is a Defaulting Purchaser shall not limit the rights and remedies of Seller in regard to any Purchaser that constitutes a Defaulting Purchaser.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate amount of all Delinquent Receivables at such time (calculated as set forth in the definition of “Delinquent Receivable”), divided by (b) the aggregate Outstanding Balance of all Pool Receivables at such time.

“Delinquent Receivable” means a Pool Receivable which remains unpaid, in whole or in part, more than 90 days from the original due date thereof.  For purposes of this Agreement, the aggregate amount of Delinquent Receivables will be calculated as follows:  (i) at any time when a Level II Trigger Event exists, 100% of aggregate Aged Credits shall be deducted from aggregate Aged Debits; (ii) at any time when a Level I Trigger Event exists, 50% of aggregate Aged Credits shall be deducted from aggregate Aged Debits; and (iii) at any time when neither a Level I Trigger Event nor a Level II Trigger Event exists, 0% of aggregate Aged Credits shall be deducted from aggregate Aged Debits.

“Dilution” means any reduction or cancellation of the Outstanding Balance of a Pool Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by the Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation with respect to such Pool Receivable under any of Section 7.01(n), Section 7.01(o),  Section 7.01(p),  Section 7.01(q), Section 7.01(s) or Section 7.01(t);  provided, however, that “Dilution” shall not include a credit memo where offset by a re-bill or correction on the same day when the original due date is not extended and such re-bill or correction can be captured and reported.

“Dilution Horizon Ratio” means, as of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (a) the sum of (i) 100% of the aggregate sales generated by the Originator during the Calculation Period ending on such Cut-Off Date, plus (ii) 50% of the aggregate sales generated by the Originator during the Calculation Period ending on the Cut-Off Date preceding such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances due to Dilution (other than

Contractual Dilution) during the Calculation Period ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originator during the Calculation Period ending two (2) Calculation Periods prior to such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of:  (a) the sum of (i) 2.0 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest three-fiscal month rolling average Dilution Ratio over the 12-fiscal month period then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Dominion Date” means the date on which the Administrative Agent delivers to any Collection Bank(s) a Notice of Exclusive Control pursuant to Section 9.03.

“Eligible Assignee” means any commercial bank or non-bank financial institution organized under the United States of America or any state thereof, including any insurance company, savings bank or savings and loan association, having total assets in excess of $1,000,000,000; provided, however, the foregoing shall not include any Subsidiary or Affiliate of MSC.

“Eligible Receivable” means a Pool Receivable:

(a)the Obligor of which (i) is not a Sanctioned Person or a Governmental Authority in a Sanctioned Country, (ii) is not an Affiliate of the Originator or Seller Party, (iii) is domiciled in (A) the United States of America, or (B) Canada, and (iv) has not suffered an Event of Bankruptcy;

(b)(i) which is not a Delinquent Receivable, (ii) which, consistent with the Originator’s Credit and Collection Policy, has not been and should not be written off as uncollectible; and (iii) which is not owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Pool Receivables owing from such Obligor are Delinquent Receivables,

(c)which is due within 120 days of the original invoice date therefor or such later date as may be reasonably agreed to by the Purchasers,

(d)which is an “account” or a “payment intangible” as defined in Section 9-102 of the UCC of all applicable jurisdictions,

(e)which is denominated and payable only in United States dollars to a Lock-Box or Collection Account located in the United States,

(f)which is evidenced by an invoice and arises under a Contract which, together with such Pool Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law),

(g)which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the Originator,

(h)which, together with the Contract related thereto, does not contravene in any material respect any Law applicable thereto (including usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation D and Regulation B of the Federal Reserve Board, and applicable judgments, decrees, injunctions, writs, orders, or line of action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction) and with respect to which no part of the Contract related thereto is in violation of any such Law,

(i)which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(j)which was generated in the ordinary course of the Originator’s business,

(k)which arises solely from the sale of goods or the provision of services to the related Obligor by the Originator, and not by any other Person that is not the Originator (in whole or in part),

(l)which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Lien of the applicable Obligor against the Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an Affiliate of such Originator), and the Obligor thereon holds no right as against the Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Pool Receivable, then such Pool Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the Originator based on the amount which such Originator owes the applicable Obligor would be netted against the applicable Pool Receivable, but the excess of the Pool Receivables over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Pool Receivables of any Obligor which has any accounts payable from the Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset; and provided, further, that unless a Level II Trigger Event exists and is continuing, this clause (l) shall only be applicable to Pool Receivables owing from the Top 20 Obligors;

(m)as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(n)as to which all right, title and interest to and in which has been validly transferred by the Originator to Seller pursuant to the Sale Agreement, and Seller has good and marketable title thereto free and clear of any Lien (other than Permitted Liens), and

(o)is required by the Originator and Master Servicer to be paid to a Lock-Box or Collection Account that is subject to a Control Agreement that has been assigned to or executed directly in favor of the Administrative Agent with the consent of the applicable Collection Bank.

“ERISA” has the meaning specified in the Senior Credit Agreement.

“Event of Bankruptcy” means, with respect to any Person, that such Person becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such Person applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Person or for a substantial part of the property of any thereof and, unless such Person is Seller, is not discharged within 60 days; or any Insolvency Proceeding is commenced in respect of such Person, and if such Insolvency Proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or, unless such Person is Seller, remains for 60 days undismissed; such Person takes any action to authorize, or in furtherance of, any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Purchaser Party or required to be withheld or deducted from a payment to any Purchaser Party:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser Party being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in an Investment, a Receivable or a Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in such Investment, Receivable or Commitment, or (ii) such Purchaser changes its lending office, except in each case to the extent amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before its changed its lending office, (c) Taxes attributable to any Purchaser Party’s failure to comply with Section 5.03(f), 5.03(g), or 5.03(h), and (d) any withholding Taxes imposed under FATCA.

“Facility Account” means such account in the name of Seller as may be designated by Seller in writing from time to time.

“Facility Limit” means $300,000,000 as reduced from time to time pursuant to Section 2.02(e).  References to the unused portion of the Facility Limit means, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“Facility Termination Date” means the earlier of (i) the Scheduled Termination Date, and (ii) the Amortization Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended, and any successor statute thereto.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) the Floor.

“Federal Reserve Bank” means a regional bank of the Federal Reserve System, the central banking system of the U.S., created by the Federal Reserve Act of 1913.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between Seller and the Purchasers, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Fees” means, collectively, any fees payable pursuant to the Fee Letter.

“Final Payout Date” means the date on or after the Amortization Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Quarter” means the period(s) of October 1 through December 31, January 1 through March 31, April 1 through June 30, and July 1 through September 30 of each calendar year.

“Floor” means zero percent (0.00%) per annum.

“’40 Act” means the Investment Company Act of 1940 or any successor thereto, as amended or otherwise modified from time to time.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Indebtedness” has the meaning specified in the Senior Credit Agreement.

“Indemnified Party” has the meaning set forth in Section 12.01(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document.

“Independent Director” means a director of Seller who shall be a natural person who (a) shall not have been at the time of such person’s appointment or at any time during the preceding five (5) years and shall not be as long as such person is a director of Seller:  (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “MSC Group”):  the Master Servicer, the Originator, or any of their respective Affiliates (other than Seller or another special purpose entity which is an Affiliate of MSC), (ii) a supplier to any of the MSC Group or Seller, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding membership or other equity interests of Seller or any of the MSC Group having general voting rights, (iv) a Person controlling or under common control with any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the MSC Group or Seller, or (v) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the MSC Group or Seller; (b) has not less than three (3) years of experience in serving as an independent director or Independent Director for special purpose vehicles engaged in securitization and/or structured financing transactions; and (c) is employed by Global Securitization Services, LLC, Lord Securities Corporation, AMACAR Group LLC, CT Corporation, Corporation Service Company, KRH Staffing, LLC, NCR, Maples Fiduciary Services (Delaware) Inc. or such other Person that provides independent director or Independent Director services for special purpose vehicles engaged in securitization and/or structured financing transactions in the ordinary course of its business, and their respective successors. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Closing Date, which list is attached as Schedule D hereto.

“Insolvency Proceeding” means:  (a) any case, action or proceeding before any court or other

Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 13.14.

“Interim Report” means a report, in substantially the form of Exhibit IV.

“Investment” means any payment of Capital to Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Request” means a letter in substantially the form of Exhibit I hereto executed and delivered by Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a).

“Law” means any international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“LCR Security” means any commercial paper or security (other than equity securities issued to MSC or the Originator that is a consolidated subsidiary of MSC under GAAP) within the meaning of Paragraph __.32I(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Level I Trigger Event” means, on any date of determination, that the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on or prior to such date, is greater than 0.25 below, but less than 0.50 below, the maximum ratio permitted under Section 10.01(l) of this Agreement.

“Level II Trigger Event” means, on any date of determination, that the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on or prior to such date, is less than 0.25 below, the maximum ratio permitted under Section 10.1(l) of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Lock-Box” means each locked postal box associated with a Collection Account for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule B (as such schedule may be modified from time to time with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0 times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Master Servicer” has the meaning set forth in the preamble to this Agreement.

“Master Servicer Indemnified Amounts” has the meaning set forth in Section 12.02.

“Material Adverse Change” means a material adverse change in the (a) the business, property, results of operations or financial condition of (i) Seller, or (ii) MSC and the Originator taken as a whole; (b) the ability (other than financial ability) of (i) Seller, and (ii) MSC and the Originator considered as a whole to perform any of the Originator’s payment or other obligations under the Transaction Documents to which it is a party; (c) the legality, validity, or enforceability of this Agreement or any of the other Transaction Documents; (d) the status, perfection, enforceability or priority of the Administrative Agent’s (on behalf of Seller, the Affected Persons and the Indemnified Parties) or Seller’s interest in the Sold Assets or Seller Collateral, or I the collectability of any substantial portion of the Pool Receivables.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, results of operations or financial condition of (i) Seller, or (ii) MSC and the Originator taken as a whole; (b) the ability (other than financial ability) of (i) Seller, and (ii) MSC and the Originator considered as a whole to perform any of the Originator’s payment or other obligations under the Transaction Documents to which it is a party; (c) the legality, validity, or enforceability of this Agreement or any of the other Transaction Documents; (d) the status, perfection, enforceability or priority of the Administrative Agent’s (on behalf of Seller; the Affected Persons and the Indemnified Parties) or Seller’s interest in the Sold Assets or Seller Collateral; or (e) the collectability of any substantial portion of the Pool Receivables.

“Monthly Payment Date” means the 15th day of each calendar month of MSC hereafter commencing with January 16, 2023 (or if any such 15th day is not a Business Day, the next succeeding Business Day thereafter).

“Monthly Report” means a report in substantially the form of Exhibit III hereto (appropriately completed), furnished by the Master Servicer to the Administrative Agent and the Purchasers pursuant to Section 8.03(j)(iii).

“Monthly Reporting Date” the 20th day of each calendar month after the Closing Date commencing with December 20, 2022 (or, if any such 20th day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“MSC” has the meaning set forth in the preamble to this Agreement.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Pool Receivables that are Eligible Receivables at such time, minus the aggregate amount by which the aggregate Outstanding Balance of all Pool Receivables of each Obligor and its Affiliates (if any) exceeds the Concentration Limit or Special Concentration Limit for such Obligor and its Affiliates (if any) or such type of Obligor.

“Net Worth” means, as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (i) the aggregate Outstanding Balance of the Receivables at such time, over (ii) the Aggregate Capital outstanding at such time.

“Non-Rated Obligor” means any Obligor rated below A-3 or P-3 by S&P or Moody’s, respectively, or which is not rated by either S&P or Moody’s.

“Notice of Exclusive Control” means, with respect to a Control Agreement, a notice given by the Administrative Agent to the related Collection Bank in substantially the form prescribed by or attached to such Control Agreement pursuant to which the Administrative Agent exercises its exclusive right to direct the disposition of funds on deposit in the applicable Collection Account(s) or Lock-Box(es) in accordance with such Control Agreement.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Organizational Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Stock.

“Originator” has the meaning specified in the Preliminary Statements.

“Other Connection Taxes” means, with respect to any Purchaser Party, Taxes imposed as a result of a present or former connection between such Purchaser Party and the jurisdiction imposing such Tax (other than connections arising solely from such Purchaser Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Security Interest or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, or intangible Taxes that arise from the delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” of any Pool Receivable means, at any time, the then outstanding principal balance of such Pool Receivable at such time.  Such principal balance shall be the net amount of (i) all Debits applicable to such Pool Receivable, and (ii) any and all Credits applicable to such Pool Receivable.

“Participant” has the meaning set forth in Section 13.03(d).

“Participant Register” has the meaning set forth in Section 13.03(e).

“PATRIOT Act” has the meaning set forth in Section 13.15.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage” means, at any time of determination, with respect to any Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of such Purchasers at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means MSC.

“Performance Undertaking” means that certain Performance Undertaking in substantially the form of Exhibit VIII hereto, dated as of the Closing Date, executed by the Performance Guarantor in favor of Seller and its assigns, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof.

“Permitted Investors” means the collective reference to (a) Mitchell Jacobson, (b) Marjorie Gershwind Fiverson, (c) Erik Gershwind, (d) Stacey Bennett, (e) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Mitchell Jacobson, Marjorie Gershwind Fiverson, Erik Gershwind or Stacey Bennett including, but not limited to, such one or more organizations to which transfers are deductible for Federal, estate, gift or income tax purposes and (f) any trust, business trust, limited liability company or other entity, the beneficiaries, beneficial owners or equity holders of which include only Mitchell Jacobson, Marjorie Gershwind Fiverson, Erik Gershwind, Stacey Bennett, their spouses, their lineal descendants and any other members of their families, and such one or more organizations to which transfers are deductible for Federal, estate, gift, or income tax purposes.

“Permitted Lien” means, with respect to any Person or its assets, (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which such Person maintains adequate reserves, (b) Liens created under the Transaction Documents, (c) Liens being contested in good faith by appropriate proceedings with respect to which adequate reserves for losses or other appropriate revisions are being maintained in accordance with GAAP and as to which enforcement or execution proceedings have not been commenced, (d) bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash on deposit in a Collection Account to the extent such Liens are not terminated pursuant to a Control Agreement, (e) any Lien resulting from a judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and with respect to which (i) adequate reserves for losses or other appropriate revisions are being maintained in accordance with GAAP and (ii) enforcement or execution proceedings have not been commenced, and (f) any Lien in respect of any Receivable which will be automatically released on or prior to the sale or transfer (or purported sale or transfer) of such Receivable under the Sale Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” has the meaning specified in the Senior Credit Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.  For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Potential Amortization Event” means an event that but for notice or lapse of time or both would constitute an Amortization Event.

“Potential Sale Termination Event” means an event that but for notice or lapse of time or both would constitute a Sale Termination Event.

“Prime Rate” mean, on any day, the rate of interest announced, from time to time, within Wells at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells’ base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells may designate; provided that if the Prime Rate determined in accordance with the foregoing provisions of this definition would otherwise be less than the Floor, the Prime Rate shall be deemed to equal the Floor for purposes of this Agreement.

“Purchaser Party” means each Purchaser and the Administrative Agent.

“Purchaser’s Account” means, with respect to any Purchaser, the applicable account set forth on Schedule E hereto or such other account from time to time designated in writing by such Purchaser to Seller and the Administrative Agent for purposes of receiving payments to or for the account of such Purchaser hereunder.

“Purchasers” means Wells, Bank of America, National Association, Regions Bank, and each other Person that is or becomes a party to this Agreement in the capacity of a “Purchaser.”

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Receivable” means any indebtedness and other obligations owed to Seller (as assignee of MSC) or the Originator by, or any right of Seller, MSC or the Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness, other obligations and rights to payment arising from any one transaction, including indebtedness, other obligations and rights to payment represented by an individual invoice or agreement, shall constitute a Pool Receivable separate from a Pool Receivable consisting of the indebtedness, other obligations and rights to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to Seller pursuant to the Sale Agreement prior to the Amortization Date.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” means a notice insubstantially the form of Exhibit II hereto executed and delivered by Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(d).

“Register” has the meaning set forth in Section 13.03(b).

“Related Security” means, solely to the extent applicable to any Receivable:

(i)all of Seller’s and the Originator’s right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable,

(ii) all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;

(iii) all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;  provided that, prior to the Amortization Date, it is understood and agreed that notwithstanding anything herein or in any Transaction Document to the contrary, no Originator nor Seller nor the Master Servicer shall be required to take any action to cause any such guarantee, letter of credit, insurance or other supporting obligation to be transferred to or for the benefit of, or otherwise assigned to, the Administrative Agent or any Purchaser to the extent any such transfer or assignment requires the consent of any Person or is prohibited by applicable Law,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all right, title and interest of the Originator or the Seller in each Lock-Box and each Collection Account relating to such Receivable and any Control Agreement executed in favor of the Seller as the original secured party thereunder, and

(vii) all proceeds of any of the foregoing.

When used in this Agreement, the term “Related Security” shall also include all of Seller’s rights and remedies under the Sale Agreement, the Performance Undertaking and each Control Agreement executed in favor of the Seller as the original secured party, and the proceeds of all of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Relevant Governmental Body” means, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Compliance Event” means MSC, the Originator or Seller becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Representatives” has the meaning set forth in Section 13.06(c).

“Required Capital Amount” has the meaning set forth in the Sale Agreement.

“Required Purchasers” means one or more Purchasers representing more than 50% of the aggregate Commitments of all Purchasers (or, if the Commitments have been terminated, Purchasers representing 100% of the aggregate outstanding Capital held by all the Purchasers); provided, however, that in no event shall the Required Purchasers include fewer than two (2) Purchasers at any time when there are two (2) or more Purchasers.

“Required Reserve” means, on any day during a Calculation Period, the product of (a) the greater of (i) the sum of the Required Reserve Factor Floor, the Yield Reserve and the Servicing Reserve, and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Adjusted Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

“Required Reserve Factor Floor” means, for any fiscal month, the sum (expressed as a percentage) of (a) 10%, plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Responsible Employee” means, in respect of any Seller Party, the chief executive officer, president, chief operating officer, chief financial officer, treasurer or corporate controller of a Seller Party and any other officer or employee of such Seller Party, as applicable, so designated by any of the foregoing officers or employees in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Employee of a Seller Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Seller Party, as applicable, and such Responsible Employee shall be conclusively presumed to have acted on behalf of such Seller Party, as applicable.

“Responsible Officer” means, in respect of any Seller Party, its chief executive officer, president, chief operating officer, vice president of finance and accounting, vice president of finance, corporate controller or chief financial officer, but in any event, with respect to financial matters, the vice president of finance and accounting, vice president of finance, corporate controller or chief financial officer of such Seller Party.

“Restricted Junior Payments” means (i) any dividend or other distribution, direct or indirect, on account of any membership interest of any class of Seller now or hereafter outstanding, except a dividend payable solely in membership interests of Seller of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any membership interest of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).

“Review” shall have the meaning specified in Section 8.01(m) of this Agreement.

“Sale Agreement” has the meaning set forth in the Preliminary Statements.

“Sale Date” means each of the following: (a) the Closing Date, (b) the last day of each fiscal month of Seller to the extent that an Investment occurred during such fiscal month, (c) the last day of each fiscal quarter of Seller, and (d) each other day (if any) designated as a “Sale Date” by Seller in its discretion by prior written notice thereof to the Administrative Agent and each Purchaser; provided, however, that no Sale Date shall occur on or after the Amortization Date.

“Sale Termination Event” means a “Termination Event” as defined in the Sale Agreement.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Russia, Syria, Venezuela and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and Anti-Terrorism Laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) any Seller Party or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Investments will be used, or (c) from which repayment of Seller Obligations will be derived.

“Scheduled Termination Date” means December 19, 2025.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Purchaser Party, each Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security Interest” has the meaning ascribed thereto in Article 9 of the UCC.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 3.09(a).

“Seller Guaranty” has the meaning set forth in Section 3.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“Seller Obligation Final Due Date” means the date that is the earlier of (i) the Scheduled Termination Date and (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of Seller to any Purchaser Party, Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller Party” means (a) Seller, and (b) at any time while MSC or one of its Subsidiaries is acting as the Master Servicer, the Master Servicer.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of April 14, 2017 (as amended by Amendment No. 1, dated as of August 24, 2021), among MSC, as the “Borrower,” the several banks and other financial institutions or entities from time to time parties thereto, as “Lenders”, and JPMorgan Chase Bank, N.A., as “Administrative Agent”, as it may be amended, restated, supplemented or otherwise modified from time to time unless otherwise expressly provided in the text of this Agreement, and regardless of whether it remains in effect.

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 1.0%, times (b) a fraction, the numerator of which is the highest Days’ Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Settlement Date” means each Monthly Payment Date and each Capital Settlement Date.

“Settlement Report” means a Monthly Report or an Interim Report, as the case may be.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Investment” means an Investment that accrues Yield at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on each Monthly Report delivered hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).

“Solvent” means, in respect of any Person, on any date of determination, that (i) the present fair saleable value of the assets of such Person exceeds the Indebtedness (as defined in the Senior Credit Agreement) of such Person as it becomes absolute and matured; (ii) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date; (iii) such Person has not incurred and does not intend to incur or believe that it will incur Indebtedness (including current liabilities), beyond its ability to pay such Indebtedness as it becomes due (whether at maturity or otherwise) and (iv) such Person is “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentration Limit” has the meaning set forth in the definition of “Concentration Limit.”

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services, LLC business, or any successor thereto.

“Subordinated Loan” has the meaning set forth in the Sale Agreement.

“Subordinated Note” has the meaning set forth in the Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” or “Subsidiaries” of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a manager or managing member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tax” and “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, or additions to tax.

“Term SOFR” means, on any day, the Term SOFR Reference Rate for a one-month tenor published by the Term SOFR Administrator on such day; provided, however, that if, as of 5:00 p.m. (New York City time) on such day, the Term SOFR Reference Rate for a one-month tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for a one-month tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such day;  provided, further, that if, on any such day, Term SOFR determined as provided above (including pursuant to the preceding proviso) shall ever be less than the Floor, then Term SOFR for such day shall be deemed to be equal to the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.05%  per annum.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Index Rate” or “TSIR” means on any date of determination, Adjusted Term SOFR for a one-month tenor, changing when and as the published Term SOFR rate for such tenor changes.

“Term SOFR Investment” means any Investment that accrues Yield at a rate per annum based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Notice” has the meaning set forth in the definition of “Amortization Date.”

“Top 20 Obligors” means, on any date of determination, the Obligors that had the twenty (20) largest aggregate Outstanding Balances of Pool Receivables during the Calculation Period then most recently ended.

“Transaction Documents” means this Agreement, the Sale Agreement, the Control Agreements and any assignments or amendments related thereto, the Fee Letter, the Subordinated Note, the Performance Undertaking, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a United States person (within the meaning of Section 7701(a)(30) of the Code).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Wells” has the meaning set forth in the preamble to this Agreement.

“Withholding Agent” means Seller, the Master Servicer, MSC and the Administrative Agent.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing at the Yield Rate on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Amortization Date:  (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to Seller pursuant to Section 2.01 (or in the case of any Fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of the applicable calendar month and (ii) thereafter, each calendar month and (b) on and after the Amortization Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Required Purchasers) or, in the absence of any such selection, each  calendar month.

“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof), the sum of (i) TSIR plus (ii)  the Applicable Margin; provided that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Amortization Event has occurred and is continuing shall be a rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the applicable “Yield Rate” for such Purchaser’s Capital as set forth above and (ii) the sum of the Alternate Base Rate in effect on such day plus the Applicable Margin; provided, further, that (x) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and (y) that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction, the numerator of which is the highest Days Sales’ Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

Capitalized terms used and not otherwise defined in this Agreement, are used with the meanings attributed thereto in the Sale Agreement.

SECTION 1.02 Other Interpretative Matters.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” means articles and Sections of, and Schedules, Exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires:  (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01 Purchase Facility.

(a)Investments.  Upon a request by Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make payments of Capital to Seller from time to time during the period from the Closing Date to (but excluding) the Facility Termination Date.  Each such payment of Capital by a Purchaser to Seller shall constitute an Investment hereunder for all purposes.  Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)the Aggregate Capital would exceed the Facility Limit at such time;

(ii)the aggregate outstanding Capital of such Purchaser would exceed its Commitment; or

(iii)the Aggregate Capital would exceed the Capital Coverage Amount at such time.

Each Purchaser’s several Commitment shall automatically terminate on the Facility Termination Date.

(b)Sale of Receivables and Other Sold Assets.  In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, Seller, on each Sale Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”):  (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing.  Such sales, assignments and transfers by Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c)Intended Characterization as a Sale.  It is the intention of the parties to this Agreement that the transfer and conveyance of Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) on each Sale Date pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 13.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d)Obligations Not Assumed.  Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sales, assignments, transfers and conveyances set forth in Section 2.01(b) do not constitute, and are not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of Seller, the Originator, the Master Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of Seller, the Originator, the Master Servicer and such other Persons, as applicable.

(e)Selection, Designation and Reporting of Sold Receivables.  Seller (or the Master Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) Seller shall ensure that each Sold Receivable is both (x) an Eligible Receivable and (y) a Billed Receivable, on the date when first included as a Sold Receivable, (ii) Seller shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (iii) Seller shall not permit the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Capital at any time.  Seller shall maintain (or cause the Master Servicer to maintain) books and records sufficient to readily identify the Sold Receivables.  Seller and Master Servicer shall cause all Sold Receivables to be identified (i) on each Monthly Report delivered hereunder for which the related Calculation Period is the last Calculation Period of a fiscal quarter of MSC, and (ii) on each other Monthly Report delivered hereunder to the extent that an Investment occurred during the related Calculation Period.

(f)No Right to Repurchase.  Seller hereby acknowledges and agrees that under no circumstance shall Seller have any right to repurchase all or any portion of the Sold Assets from the Administrative Agent or any Purchaser.

SECTION 2.02 Making Investments; Return of Capital.

(a)Requesting Investments.  Each Investment hereunder shall be made on written request from Seller to the Administrative Agent and each Purchaser delivered on a Business Day in the form of an Investment Request attached hereto as Exhibit I.  Each such request for an Investment shall be made no later than 12:00 p.m. (New York City time) on the proposed date of such Investment (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which amount shall (x) not be less than $500,000 or a larger integral multiple of $100,000 and (y) not cause the aggregate Outstanding Balance of all Sold Receivables,  after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment, to exceed the Aggregate Capital), (ii) the allocation of such amount among the Purchasers (which shall be ratable based on the Commitments) and (iii) the date such requested Investment is to be made (which shall be a Business Day).  Unless the information in each Investment Request is also entered by Seller on-line in the Administrative Agent’s electronic “C.E.O.” portal, the requested Investment shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Investment shall not be funded until) satisfactory completion of the Administrative Agent’s authentication process.

(b)Funding Investments.

(i)On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to such Purchaser’s ratable share of the amount of Capital requested.  On the date of each Investment, the Administrative Agent will make available to Seller, in immediately available funds, at the Facility Account, the amount of such Capital funded by all Purchasers on such date.

(ii)Unless the Administrative Agent shall have received notice from a Purchaser, with a copy to Seller, prior to the proposed date of any Investment that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then such Purchaser agrees to pay to the Administrative Agent within two (2) Business Days after demand therefor, together with interest thereon, for each day from and including the date such amount was made available to Seller to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Upon payment to the Administrative Agent by such Purchaser of such reimbursed Capital, together with interest as provided in the preceding sentence, then such Capital amount shall constitute such Purchaser’s Investment.  In the event that such Purchaser does not reimburse the Administrative Agent in accordance with the preceding two sentences, then Seller shall reimburse the Administrative Agent for such Capital, together with interest thereon at the Alternate Base Rate, and any such payment by Seller shall be without prejudice to any claim Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.

(c)Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to Seller any funds in connection with any Investment shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood that no Purchaser shall be responsible for the failure of any other Purchaser to make funds available to Seller in connection with any Investment hereunder).

(d)Seller shall return in full the outstanding Capital of each Purchaser on Seller Obligation Final Due Date.  Prior thereto, Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Administrative Agent for distribution to the Purchasers in accordance with Section 4.02.  Additionally, if on any Business Day Seller or the Master Servicer determines or is advised that a Capital Coverage Deficit exists, Seller shall within two (2) Business Days reduce the outstanding Capital of the Purchasers to the extent required to eliminate such Capital Coverage Deficit. Notwithstanding the foregoing, Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 4.02, the outstanding Capital of the Purchasers on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Purchaser in the form of a Reduction Notice attached hereto as Exhibit II;  provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $500,000 and shall be an integral multiple of $100,000; provided, however, that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero and (ii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date.

(e)Seller may, upon at least five (5) Business Days’ irrevocable written notice to the Administrative Agent and the Purchasers, permanently reduce the Facility Limit to a level not less than $50,000,000; provided that (i) each partial reduction of the Facility Limit shall be in an aggregate amount of not less than $1,000,000, (ii) in connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.  In addition, Seller may terminate the facility evidenced by this Agreement and reduce the Commitments to $0 by delivering an irrevocable Termination Notice to the Administrative Agent and the Purchasers at least thirty (30) days prior to the desired effective date of such termination, together with Interim Reports beginning with the week in which such Termination Notice is delivered and ending with the week in which the Final Payout Date occurs.

(f)In connection with any partial or total reduction of the Commitments, Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of its Commitment as so reduced and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion).  Upon receipt by the Administrative Agent of any such amounts, the Administrative Agent shall apply such amounts first, to the reduction of the outstanding Capital, and second, to the payment of the remaining outstanding Seller Obligations with respect to such reduction, by paying such amounts to the Purchasers.

(g)Seller may at any time or from time to time after the Closing Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Purchasers), request one or more increases in the aggregate amount of the Commitments (each such increase, a “Commitment Increase”); provided that  (i) both at the time of any such request and on the effective date of any Commitment Increase, no Amortization Event or Potential Amortization Event exists or will exist after giving effect to the requested Commitment Increase and each of the representations and warranties made by any Seller Party in or pursuant to any Transaction Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);  (ii) each requested Commitment Increase shall be in an aggregate amount of not less than $10,000,000 or a larger integral multiple of $5,000,000 and notwithstanding anything to the contrary herein, the aggregate amount of the Commitments after giving effect to any requested Commitment Increase shall not exceed the maximum amount permitted by the Senior Credit Agreement, and (iii) each notice from Seller pursuant to this Section 2.08(g) shall set forth the requested amount of the Commitment Increase and proposed effective date of each requested Commitment Increase; and provided, further, that no Purchaser shall have any obligation to provide any portion of a requested Commitment Increase unless it agrees to do so in its sole discretion.  Each Commitment Increase will give rise to an increase in the Facility Limit in a like amount, and will be evidenced by an amendment, duly executed by the Persons required to be a party thereto under Section 13.01 or Section 13.03, as applicable (including, without limitation, each Purchaser or other Person that provides all or any portion of the requested Commitment Increase).

SECTION 2.03 Yield and Fees.

(a)On each Settlement Date, Seller shall pay to the Administrative Agent for distribution to each Purchaser and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the Fee Letter.

(b)Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof).  Seller shall pay all Yield and Fees accrued during each Yield Period on each Settlement Date.

(c)For the avoidance of doubt, Seller’s obligation to pay all Fees and Yield hereunder when due shall not be contingent up the receipt or availability of Collections and to the extent any such amount is not otherwise paid on the related Settlement Date, such amount shall be paid on the following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04 Records of Investments and Capital.  Each Purchaser shall record in its records, the date and amount of each Investment made by the Purchasers hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof.  Subject to Section 13.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.05 Defaulting Purchasers.    Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as that Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable Law:

(a)Such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01(b).

(b)Any payment of Capital, Yield, Fees or other amounts received by the

Administrative Agent for the account of such Defaulting Purchaser (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Purchaser pursuant to Section 13.16 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Purchaser to the Administrative Agent hereunder; second, as Seller may request (so long as no Amortization Event or Potential Amortization Event exists), to the funding of any Investment in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, so long as no Amortization Event or Potential Amortization Event exists, if so determined by the Administrative Agent and Seller, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Investments under this Agreement; fourth, to the payment of any amounts owing to the Administrative Agent or the other Purchasers as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or such other Purchaser against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Amortization Event or Potential Amortization Event exists, to the payment of any amounts owing to Seller as a result of any judgment of a court of competent jurisdiction obtained by Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; and sixth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the Capital amount of any Investment in respect of which such Defaulting Purchaser has not fully funded its appropriate share, and (y) such Investment was made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Investments of all Purchasers that are not Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Investments of such Defaulting Purchaser until such time as all Investments are funded and held by the Purchasers pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.05(b) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Purchaser irrevocably consents hereto.

(c)No Defaulting Purchaser shall be entitled to receive any Unused Fee (as defined in the Fee Letter) for any period during which that Purchaser is a Defaulting Purchaser (and Seller shall not be required to pay any such Unused Fee that otherwise would have been required to have been paid to that Defaulting Purchaser).

(d)If Seller and the Administrative Agent agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Purchaser will, to the extent applicable, purchase at par that portion of outstanding Investments of the other Purchasers or take such other actions as the Administrative Agent may determine to be necessary to cause the Investments to be funded on a pro rata basis by the Purchasers in accordance with their respective Percentages, whereupon such Purchaser will cease to be a Defaulting Purchaser; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Seller while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.

(e)At any time there is more than one Purchaser, Seller shall be permitted to replace any Purchaser that becomes a Defaulting Purchaser; provided that Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts payable to the Administrative Agent hereunder and under each other Transaction Document; provided, further that (i) such replaced Purchaser shall have received payment of an amount equal to the Aggregate Unpaids payable to it hereunder and under the other Transaction Documents from the assignee or Seller, (ii) the replacement Purchaser shall be reasonably satisfactory to the Administrative Agent and (iii) any such replacement shall not be deemed to be a waiver of any rights that Seller, the Administrative Agent or any other Purchaser(s) shall have against the replaced Purchaser.t

SECTION 2.06 Divisions.  For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

ARTICLE III

SELLER GUARANTY

SECTION 3.01 Guaranty of Payment.  Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”).  The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Federal Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

SECTION 3.02 Unconditional Guaranty.  The obligations of Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, Seller Obligations or otherwise, and Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, the Originator, the Master Servicer or MSC or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right.  Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty.  Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of Seller’s obligations under the Seller Guaranty; it being the purpose and intent of Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, the Originator, or the Master Servicer or by reason of the bankruptcy or insolvency of any Obligor, the Originator, or the Master Servicer. Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty.   All dealings between any Obligor, the Originator, the Master Servicer or Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent.  The Seller Guaranty and the obligations of Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them:  (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Amortization Events) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which Seller, the Originator, the Master Servicer or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

SECTION 3.03 Modifications.  Seller agrees that:  (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, the Originator, Seller or the Master Servicer and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, the Originator, the Master Servicer or Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

SECTION 3.04 Waiver of Rights.  Seller expressly waives to the fullest extent permitted by Applicable Law:  (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by Seller, to (A) proceed against any Obligor, the Originator, the Master Servicer or any other Person, (B) proceed against or exhaust any other security held from any Obligor, the Originator, the Master Servicer, or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, the Originator, the Master Servicer or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, the Originator, the Master Servicer or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

SECTION 3.05 Reinstatement.  Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of Seller under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.06 Remedies.  Seller agrees that, as between Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Seller.

SECTION 3.07 Subrogation.  Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, the Originator, the Master Servicer, or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, the Originator, the Master Servicer, or any other Person in respect of the Guaranteed Obligations.

SECTION 3.08 Inducement.  The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that Seller desires that the Seller Guaranty be honored and enforced as separate obligations of Seller, should Administrative Agent and the Purchasers desire to do so.

SECTION 3.09 Security Interest.

(a)To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, Seller hereby grants to the Administrative Agent, for its benefit and for the ratable benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon the following property and assets of Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”):  (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables,

(iii) all Collections with respect to such Unsold Receivables, (iv) the Seller’s right in the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of Seller in its capacity as the buyer under the Sale Agreement, (vi)  all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC), (vii) all other personal and fixture property or assets of Seller of every kind and nature and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)Immediately upon the occurrence of the Final Payout Date, Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to Seller Collateral shall revert to Seller; provided, however, that promptly following written request therefor by Seller delivered to the Administrative Agent following any such termination, and at the expense of Seller, the Administrative Agent shall execute and deliver to Seller UCC-3 termination statements and such other documents as Seller shall reasonably request to evidence such termination.

(d)For the avoidance of doubt, the grant of security interest pursuant to this Section 3.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or Seller’s grant of security interest pursuant to Section 5.05.

SECTION 3.10 Further Assurances.  Promptly upon request, Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems reasonably appropriate to evidence or perfect its security interest and lien on any of Seller Collateral, or otherwise to give effect to the intent of this Article III.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01 Settlement Procedures.

(a)The Master Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent when an Amortization Event exists,

segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Master Servicer or Seller or received in any Lock-Box or Collection Account); provided, however, that so long as each of the conditions precedent set forth in Section 6.03 is satisfied on such date, (A) the Master Servicer may release to Seller from such Collections received on Unsold Receivables the amount (if any) necessary to pay the purchase price for Receivables purchased by Seller on such date in accordance with the terms of the Sale Agreement and (B) the Master Servicer may release to Seller all or a portion of such Collections received on Sold Receivables in exchange for Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(c), which new Sold Receivables will be automatically and immediately sold by Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”).  On each Settlement Date, the Master Servicer (or, from and after the Dominion Date, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)first, to the Master Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Master Servicer);

(ii)second, to the Administrative Agent for distribution to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield and Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.01 and 5.03 in respect of such payments), plus, if applicable, the amount of any such Yield and Fees (including any additional amounts or indemnified amounts payable under Sections 5.01 and 5.03 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii)third, as set forth in clause (x),  (y) or (z) below, as applicable:

(x)prior to the occurrence of the Amortization Date and so long as the Interim Reports are not then being required to be delivered, to the extent that a Capital Coverage Deficit exists on such date, to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);

(y)on and after the occurrence of the Amortization Date, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or

(z)prior to the occurrence of the Amortization Date, at the election of Seller and in accordance with Section 2.02(d), to the Administrative Agent for distribution to each Purchaser for the return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv)fourth, to the Administrative Agent for distribution to the Purchaser Parties, the Affected Persons and the Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by Seller to the Purchaser Parties, the Affected Persons and the Indemnified Parties; and

(v)fifth, the balance, if any, to be paid to Seller for its own account or such account as the Seller may direct.

Amounts payable pursuant to clauses first through fourth above shall be paid first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral. Seller’s right to receive payments (if any) from time to time pursuant to clause fifth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to Seller for Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in Seller Collateral.

(b)All payments or distributions to be made by the Master Servicer, Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Indemnified Parties), shall be paid or distributed to the Administrative Agent for distribution to the related Purchaser at its Purchaser’s Account.  Each Purchaser, upon its receipt in the applicable Purchaser’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Indemnified Parties ratably; provided that if such Purchaser shall have received insufficient funds to pay all of the above amounts in full on any such date, such Purchaser shall pay such amounts to the applicable Purchasers, Affected Persons and the Indemnified Parties in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof. Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. Additionally, each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.

(c)If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Indemnified Party, as the case may be, shall have a claim against Seller for such amount.

(d)For the purposes of this Section 4.01:

(i)if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by Seller, the Originator, the Master Servicer or any Affiliate of the Master Servicer, or any setoff, counterclaim or dispute between Seller or any Affiliate of Seller, the Originator or any Affiliate of the Originator, or the Master Servicer or any Affiliate of the Master Servicer, and an Obligor (any such reduction or adjustment, a “Dilution”), Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and, to the extent that either (x) the effect of such Dilution is to cause a Capital Coverage Deficit or (y) such Dilution occurs on or after the Amortization Date or when an Amortization Event exists, shall within two (2) Business Days after written notice to, or knowledge thereof by, any Seller Party pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such Dilution occurs prior to the Amortization Date and at a time when no Amortization Event exists, the lesser of (A) the sum of all deemed Collections with respect to such Dilution and (B) the amount necessary to eliminate any Capital Coverage Deficit and (y) if such Dilution occurs on or after the Amortization Date or at any time when an Amortization Event exists, the sum of all deemed Collections with respect to such Dilution;

(ii)if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and, to the extent that either (x) the effect of such breach is to cause a Capital Coverage Deficit or (y) such breach occurs on or after the Amortization Date or when an Amortization Event exists, shall within two (2) Business Days after written notice to, or knowledge thereof by, any Seller Party pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such breach occurs prior to the Amortization Date and at a time when no Amortization Event exists, the lesser of (A) the sum of all deemed Collections with respect to such breach and (B) the amount necessary to eliminate any Capital Coverage Deficit and (y) if such breach occurs on or after the Amortization Date or at any time when an Amortization Event exists, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Section 4.01(d)(i) and (ii) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by Seller and, accordingly, such Person shall have a claim against Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02 Payments and Computations, Etc.

(a)All amounts to be paid by Seller or the Master Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the account(s) designated by the Administrative Agent. All amounts to be paid by any Purchaser to the Administrative Agent hereunder shall be paid no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account(s) designated by the Administrative Agent. Unless the Administrative Agent shall have received notice from Seller prior to the date on which any payment is due to the Administrative Agent for the account of any Purchasers hereunder that Seller (or the Master Servicer on its behalf) will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Purchasers the amount due.  In such event, if Seller (or the Master Servicer on its behalf) has not in fact made such payment and such payment is not recovered under the Seller Guaranty, then each Purchaser severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b)Each of Seller and the Master Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Alternate Base Rate, payable on demand.

(c)All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Alternate Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP
SECURITY INTEREST

SECTION 5.01 Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)subject any Purchaser Party to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes, (B) Taxes described in clause (b) through (d) of the definition of

Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, Seller Collateral, this Agreement, any other Transaction Document, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Purchaser hereunder with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)Capital and Liquidity Requirements.  If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)[Reserved].

(d)Certificates for Reimbursement.  A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Seller, shall be conclusive absent manifest error. Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after Seller’s receipt of such certificate.  Notwithstanding anything to the contrary in this Section, the Seller shall not be required to compensate an Affected Person pursuant to this Section for any amounts incurred more than nine months prior to the date that such an Affected Person notifies the Seller of such Affected Person’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.

SECTION 5.02 [Reserved].

SECTION 5.03 Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Purchaser Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Seller.  Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)Indemnification by Seller.  Seller shall indemnify each Purchaser Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Purchaser Party or required to be withheld or deducted from a payment to such Purchaser Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller by a Purchaser Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Purchaser Party, shall be conclusive absent manifest error.

(d)Indemnification by the Purchasers.  Each Purchaser shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons (but only to the extent that Seller has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of Seller to do so), (ii) any Taxes attributable to the failure of such Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 13.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the

Administrative Agent under this clause (d).

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 5.03, Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Purchasers.  (i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller and the Administrative Agent, at the time or times reasonably requested by Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Seller or the Administrative Agent as will enable Seller or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A),  5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(i)Without limiting the generality of the foregoing:

(A)a Purchaser that is a U.S. Person shall deliver to Seller and the Administrative Agent on or prior to the date on which any payments are made under any Transaction Document or on or about the date on which such Purchaser becomes a Purchaser under this Agreement (whichever is earlier), and from time to time upon the reasonable request of Seller or the Administrative Agent, executed originals or copies of Internal Revenue Service Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding Tax;

(B)any Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which any payments are made under any Transaction Document or on or about the date on which such Purchaser becomes a Purchaser under this Agreement (whichever is earlier) and from time to time upon the reasonable request of Seller or the Administrative Agent, whichever of the following is applicable:

(1)in the case of such a Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals or copies of Internal Revenue Service Form W-8BEN or Internal

Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals or copies of Internal Revenue Service Form W-8ECI;

(3)in the case of such a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit X-1 to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals or copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)to the extent such Purchaser is not the beneficial owner, executed originals or copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit X-2 or Exhibit X-3, as applicable, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit X-4 on behalf of each such direct and indirect partner; and

(C)any Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or about the date on which such Purchaser becomes a Purchaser under this Agreement, and from time to time upon the reasonable request of Seller or the Administrative Agent, executed originals or copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Seller or the Administrative Agent to determine the withholding or deduction required to be made.

(g)Documentation Required by FATCA.  If a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or the Administrative Agent as may be necessary for Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g),  “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Status of Administrative Agent and Successor Master Servicer.  On or before the date on which the Administrative Agent becomes the Administrative Agent hereunder, it shall deliver to Seller executed originals or copies of Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding Tax. Further, on or before the date on which a successor Master Servicer becomes the Master Servicer hereunder, it shall deliver to Seller executed originals or copies of Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding Tax.

(i)Survival.  Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all Seller Obligations and the Master Servicer’s obligations hereunder.

(j)Updates.  Each Purchaser, the Administrative Agent, and any successor Master Servicer agree that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller and the Administrative Agent, as applicable, in writing of its legal inability to do so.

SECTION 5.04 Circumstances Affecting Benchmark Availability; Change in Legality.

(a)Subject to Section 5.06, in connection with any request for any Investment accruing Yield at a rate based on Term SOFR or TSIR, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR or TSIR with respect to a proposed Investment or Portion of Capital, as applicable, accruing Yield by reference to TSIR on any day or (ii) the Required Purchasers shall determine (which determination shall be conclusive and binding absent manifest error) that TSIR does not adequately and fairly reflect the cost to such Purchasers of making or maintaining any such Investment or Portion of Capital, as applicable, on any day and, in the case of clause (ii), the Required Purchasers have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Seller. Upon notice thereof by the Administrative Agent to the Seller, any obligation of the Purchasers to make Investments accruing Yield at a rate based on TSIR and any right of Seller to request an Investment or Portion of Capital, as applicable, accruing Yield at a rate based on TSIR, shall be suspended (to the extent of the affected Investment or Portion of Capital, as applicable) until the

Administrative Agent (with respect to clause (ii), at the instruction of the Required Purchasers) revokes such notice.  Upon receipt of such notice, (A) Seller may revoke any pending request for a making of any Investment or Portion of Capital accruing Yield at a rate based on TSIR (to the extent of the affected Investment or Portion of Capital, as applicable) or, failing that, Seller will be deemed to have converted any such request into a request for a making of an Investment or Portion of Capital, as applicable, accruing Yield at the sum of the Alternate Base Rate plus the Applicable Margin in the amount specified therein and (B) any outstanding affected Investment or Portion of Capital, as applicable, will be deemed to have been immediately converted into an Investment or Portion of Capital, as applicable, accruing Yield at the sum of the Alternate Base Rate plus the Applicable Margin with respect to any Investment or Portion of Capital, as applicable, accruing yield at a rate based on TSIR.

(b)If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Purchasers (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Purchasers (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Investment accruing Yield at a rate based on TSIR, or to determine or charge Yield based upon SOFR, the Term SOFR Reference Rate or TSIR, such Purchaser shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to Seller and the other Purchasers (an “Illegality Notice”). Thereafter, until each affected Purchaser notifies the Administrative Agent and the Administrative Agent notifies Seller that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Purchasers to make any Investment accruing Yield at a rate based on TSIR and any right of Seller to convert any request for an Investment to an Investment accruing Yield at a rate based on TSIR, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate.”  Upon receipt of an Illegality Notice, Seller shall, if necessary to avoid such illegality, upon demand from any Purchaser (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Investments or Portions of Capital, as applicable to an Investment or Portion of Capital, as applicable, accruing Yield at the sum of the Alternate Base Rate plus the Applicable Margin (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”) with respect to any Investment or Portion of Capital, as applicable, accruing Yield at a rate based on the sum of the TSIR plus the Applicable Margin, on the last day of the Yield Period therefor, if all affected Purchasers may lawfully continue to maintain such Investment or Portion of Capital, as applicable, accruing Yield at a rate based on TSIR to such day, or immediately, if any Purchaser may not lawfully continue to maintain such Investment or Portion of Capital, as applicable, accruing Yield at a rate based on TSIR to such day.

SECTION 5.05 Back-Up Security Interest.

(a)If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 13.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations).  Therefore, as security for the performance by Seller of all the terms, covenants and agreements on the part of Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, Seller hereby grants to the Administrative Agent for its benefit and for the ratable benefit of the Purchasers and the other Secured Parties, a continuing security interest in, all of Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising and this Agreement is a security agreement under the applicable UCC and other applicable law.

(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or Seller’s grant of security interest pursuant to Section 3.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 5.06 No Warranty.  Neither the Administrative Agent nor any Purchaser warrants or accepts any responsibility for, and shall not have any liability with respect to, the administration of, submission of, calculation of or any other matter related to Term SOFR, any rate based thereon, or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted, will be similar to, or produce the same value or economic equivalence of, the London interbank offered rate of any other replacement benchmark therefor, or have the same volume or liquidity as did the London interbank offered rate or any other replacement benchmark therefor prior to its discontinuance or unavailability.

SECTION 5.07 Benchmark Replacement Adjustment.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and Seller may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Purchasers and Seller so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Purchasers comprising the Required Purchasers.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.07 will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Seller and the Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify Seller of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.07(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 5.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 5.07.

(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period. Upon Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller may revoke any request for a conversion to or continuation of Investments to be made, converted or continued during such Benchmark Unavailability Period and, failing that, Seller will be deemed to have converted any such request into a request for a conversion under the Alternate Base Rate.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f)Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.  The Administrative Agent will promptly notify Seller and the Purchasers of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01 Conditions Precedent to Effectiveness and the Initial Investment.  This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing checklist attached as Exhibit VIII hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02 Conditions Precedent to All Investments.  Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);

(b)the Master Servicer shall have delivered to the Administrative Agent and each Purchaser all Monthly Reports and Interim Reports required to be delivered hereunder;

(c)the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iii), shall be satisfied;

(d)the most recently delivered Settlement Report does not show that a Capital Coverage Deficit will result from such Investment; and

(e)on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, Seller and the Master Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of Seller and the Master Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Amortization Event or Potential Amortization Event has occurred and is continuing, and no Amortization Event or Potential Amortization Event would result from such Investment;

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and

(iv)the Facility Termination Date has not occurred.

SECTION 6.03 Conditions Precedent to All Releases.  Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)after giving effect to such Release, the Master Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield and Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

(b)Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by Seller in accordance with the terms of the Sale Agreement; and

(c)on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, Seller and the Master Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of Seller and the Master Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Amortization Event or Potential Amortization Event has occurred and is continuing, and no Amortization Event or Potential Amortization Event would result from such Release;

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Release; and

(d)the Amortization Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01 Representations and Warranties of Seller.  Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment and

Release:

(a)Organization and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.  Seller is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

(b)Power to Carry on Business; Licenses.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party, the performance of its obligations under this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party, do not and will not (i) require any consent or approval of its member(s), or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except those that have been obtained and are in full force and effect and except for the filings or notices as may be necessary to perfect the Security Interest granted pursuant to this Agreement, (ii) violate any provision of (A) any Law, rule or regulation (including Regulation X of the Federal Reserve Board and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to Seller or (B) the Organizational Documents of Seller, (iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease or instrument to which Seller is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than Permitted Liens) upon or with respect to any of the assets now owned or hereafter acquired by Seller except, with respect to clauses (i), (ii)(A) and (iv) above, where the failure to so comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(c)Legal Agreements.  This Agreement and each of the other Transaction Documents to which Seller is a party have been duly authorized, executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d)Regulation U.  Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no part of the proceeds of the Investments will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(e)Investment Company Act; Volcker Rule.  Seller (i) is not a “covered fund” under the Volcker Rule and (ii) is not required to register as, an “investment company” within the meaning of the ’40 Act.  In determining that Seller is not a covered fund, Seller does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the ’40 Act or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(f)Solvency.  Seller is and, upon acceptance of the proceeds of each Investment under this Agreement, will be, Solvent.

(g)Anti-Terrorism/International Trade Law Compliance.  At all times until this Agreement has been terminated in accordance with its terms:  (i) Seller (A) is not a Sanctioned Person, (B) has no assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (C) does not do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the proceeds of the Investments will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law or directive enforced by any Compliance Authority; and (iii) the funds used to repay the Indebtedness and other obligations hereunder and under the other Transaction Documents are not derived from any unlawful activity.

(h)Anti-Terrorism Laws.  Seller is not in violation in any material respect of any Anti-Terrorism Law or does not engage in or conspire to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Seller nor any of its Affiliates is any of the following (each a “Blocked Person”):  (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person with which any Purchaser is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.  Seller does not (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deal in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(i)Anti-Corruption Laws and Sanctions.  Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents that will act in any capacity in connection with or benefit from the receivables facility established hereby with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective officers and directors and to the knowledge of Seller, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in MSC being designated as a Sanctioned Person.  None of (i) Seller, any of its Subsidiaries nor to the knowledge of Seller or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of Seller, any agent of Seller or any Subsidiary that will act in any capacity in connection with or benefit from the receivables purchase facility established hereby, is a Sanctioned Person.  No use of proceeds of any Investment will violate any Anti-Corruption Law or applicable Sanctions.

(j)Places of Business and Locations of Records.  Seller’s principal place of business, chief executive office and the other locations (if any) where its Records are located are at the addresses listed on Schedule F or such other locations of which the Administrative Agent has been given notification in jurisdictions where all action required to maintain the perfection of the Administrative Agent’s interests in the Seller Collateral has been taken and completed.

(k)Names and Identification Numbers.  In the five (5) years prior to the Closing Date, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.  Seller’s Federal Employer Identification Number and State of organization identification number are correctly set forth on Schedule F.

(l)Ownership of Seller; Beneficial Ownership Regulation.  Seller is an entity that is organized under the laws of the State of Delaware, United States of America, and 100 percent of whose membership interests are owned, directly or indirectly, by MSC whose Capital Stock is listed on the New York Stock Exchange or the American Stock Exchange or has been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(m)Good Title.  Seller is the legal and beneficial owner of each Receivable, together with the Related Security and Collections with respect thereto, free and clear of any Lien except for Permitted Liens.

(n)Perfection.  Assuming the filing of the financing statement approved by Seller on the date hereof, this Agreement, together with such financing statement, is effective to create in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected Security Interest in the Seller Collateral to the extent such Security Interest can be perfected by the filing of a financing statement, free and clear of any Lien except for Permitted Liens.

(o)Compliance with Credit and Collection Policy.  Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(p)Enforceability of Contracts.  Each Contract with respect to each Receivable is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(q)Accuracy of Information.  No written information (including all Settlement Reports) heretofore furnished by Seller to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby, when taken as a whole (together with any information contained in public filings made by MSC pursuant to the Securities and Exchange Act of 1934), contains, and no such written information hereafter furnished by Seller to the Administrative Agent or any of the Purchasers, when taken as a whole, will contain, any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole, together with any information contained in public filings made by MSC pursuant to the Securities and Exchange Act of 1934) not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Purchasers that any projections and forecasts provided by Seller are based on good faith estimates and assumptions believed by Seller Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

(r)Material Adverse Effect.  Since the date of Seller’s formation, no event has occurred that would have a material adverse effect on (i) the financial condition or operations of Seller, (ii) the ability of Seller to perform its obligations under the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document to which Seller is a party, (iv) the Administrative Agent’s Security Interest, for the benefit of the Purchasers, in any substantial portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of any substantial portion of the Receivables.

(s)Payments to the Originator.  With respect to each Receivable, Seller has given reasonably equivalent value to the Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt, and no transfer by the Originator of any Receivable under the Sale Agreement is or may be voidable under any Section of the Federal Bankruptcy Code.

(t)Eligible Receivables.  Each Sold Receivable included in any Settlement Report in the Net Pool Balance, was an Eligible Receivable on the date so included or, as applicable, as of the last day of the period covered by such Settlement Report, and the Outstanding Balance of each such Sold Receivable as of the last day of the Calculation Period covered by such Settlement Report was accurately set forth in such Settlement Report.

(u)Financial Information.  All balance sheets, all statements of income and of cash flow and all other financial information of Seller furnished to the Administrative Agent or any of the Purchasers and described in Section 8.01 have been or will be prepared in accordance with GAAP and do or will present fairly in all material respects the financial condition and results of operations of Seller, as at such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(v)Names and Identification Numbers.  In the five (5) years prior to the Closing Date, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.  Seller’s Federal Employer Identification Number and state of organization identification number are correctly set forth on Schedule F.

(w)Liquidity Coverage Ratio.  Seller has not issued any LCR Securities, and Seller is a consolidated subsidiary of MSC under GAAP.

(x)Federal Regulations.  No part of the proceeds of any Investments, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Purchaser or the Administrative Agent, Seller will furnish to the Administrative Agent and each Purchaser a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

SECTION 7.02 Representations and Warranties of the Master Servicer.  The Master Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment and Release:

(a)Existence and Compliance with Law. The Master Servicer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Power; Authorization; Enforceable Obligations.  The Master Servicer has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party.  The Master Servicer has taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Master Servicer’s execution, delivery or performance or the validity or enforceability of this Agreement or any of the Transaction Documents to which the Master Servicer is a party, except for such consents, authorizations, filings and notices as have been obtained or made and are in full force and effect.  Each Transaction Document to which the Master Servicer is a party has been duly executed and delivered on behalf of it.  This Agreement constitutes, and each other Transaction Document to which the Master Servicer is a party, upon execution, will constitute, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)Legal Agreements.  This Agreement and each of the other Transaction Documents to which the Master Servicer is a party have been duly authorized, executed and delivered by the Master Servicer and constitute the legal, valid and binding obligations of the Master Servicer, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d)Anti-Money Laundering/International Trade Law Compliance.    The Master Servicer:  (A) is not a Sanctioned Person, (B) has no assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, (C) does not do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; and (iii) is in compliance with, and does not engage in any dealings or transactions prohibited by any Anti-Terrorism Laws.    The Master Servicer has implemented and maintains in effect policies and procedures designed to ensure compliance by the Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents that will act in any capacity in connection with or benefit from the receivables purchase facility established hereby with Anti-Corruption Laws and applicable Sanctions, and the Master Servicer, its Subsidiaries and their respective officers and directors and to the knowledge of the Master Servicer, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Master Servicer being designated as a Sanctioned Person.

(e)Information.  No Settlement Report or other written information furnished by the Master Servicer to the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole (together with any information contained in public filings made by MSC pursuant to the Securities and Exchange Act of 1934), contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole, together with any information contained in public filings made by MSC pursuant to the Securities and Exchange Act of 1934) not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Purchaser that any projections and forecasts provided by the Master Servicer are based on good faith estimates and assumptions believed by the Master Servicer to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

(f)Collections.  The Master Servicer has directed the Obligors on Receivables, or has directed the Originator to direct such Obligors, to make payments on the Receivables directly to a Lock-Box or Collection Account listed on Schedule B hereto (as updated from time to time by written notice from the Master Servicer to the Administrative Agent).  The conditions and requirements set forth in Section 7.01(m), Section 9.02 and Section 9.03 have at all times been satisfied and duly performed in all material respects by Seller or the Master Servicer.  Schedule B hereto (as updated from time to time by written notice from the Master Servicer to the Administrative Agent), sets forth (i) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts, and (ii) the addresses of all Lock-Boxes, the numbers of all associated Collection Accounts and the name and address of each Collection Bank.  To the extent that funds other than Collections of Receivables are deposited into any Collection Account, the Master Servicer can promptly trace and identify which funds constitute Collections of the Receivables.

(g)Compliance with Credit and Collection Policy.  The Master Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(h)Beneficial Ownership Regulation.  The Master Servicer is an entity that is organized under the laws of the United States of America or a state thereof and whose Capital Stock is listed on the New York Stock Exchange or the American Stock Exchange or has been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(i)Taxes.  The Master Servicer has filed or caused to be filed all Federal and state income and other material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Master Servicer or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; no material tax Lien has been filed, and, to the knowledge of the Master Servicer, no claim is being asserted, with respect to any such tax, fee or other charge, other than any such tax, fee or other charge described in clauses (i) or (ii) above.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01 Affirmative Covenants of Seller (and, Solely Where Expressly Specified, Seller Parties).  At all times from the Closing Date until the Final Payout Date:

(a)Payment of Capital and Yield.  Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by Seller hereunder in accordance with the terms of this  Agreement.

(b)Financial Accounting Practices.  Each of Seller Parties shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)Seller’s Annual Financial Statements.  As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year, Seller will furnish to the Administrative Agent (for prompt distribution to the Purchasers) its unaudited balance sheet and statements of income, all in reasonable detail and prepared in accordance with GAAP consistently applied, together with a certificate addressed to the Administrative Agent and the Purchasers, executed by a Responsible Officer of Seller, stating that no Amortization Event or Potential Amortization Event exists and is continuing.  If an Amortization Event or Potential Amortization Event exists and is continuing, such certificate shall specify in detail the nature and period of existence of such event and any action taken or contemplated to be taken by Seller with respect thereto.

(d)MSC Annual Reports and Related Reports and Certificates.  As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of MSC, MSC shall furnish to the Administrative Agent (for prompt distribution to the Purchasers) the consolidated and consolidating annual financial statements required to be delivered under Section 6.1(a) of the Senior Credit Agreement, together with the audit report or certificates required thereunder; provided that MSC’s delivery of such financial statements, reports and certificates under the Senior Credit Agreement shall be deemed to satisfy the requirements set forth in this Section 8.01(d) so long as each Purchaser hereunder remains a lender under the Senior Credit Agreement.

(e)MSC Quarterly Reports and Certificates.  As soon as practicable, and in any event within forty-five (45) days after the close of each Fiscal Quarter of MSC other than the last Fiscal Quarter of each fiscal year, MSC shall furnish to the Administrative Agent (for prompt distribution to the Purchaser) the consolidated quarterly financial statements required to be delivered under Section 5.01(b) of the Senior Credit Agreement, together with the certificates required thereunder; provided that MSC’s delivery of such financial statements and certificates under the Senior Credit Agreement shall be deemed to satisfy the requirements set forth in this Section 8.01(c) so long as each Purchaser hereunder remains a lender under the Senior Credit Agreement.

(f)Compliance Certificates.  Seller’s financial statements delivered pursuant to Section 8.01(c) of this Agreement shall be accompanied by a certificate, addressed to the Administrative Agent and the Purchasers in substantially the form of Exhibit VII hereto, executed by a Responsible Officer of Seller, stating that no Amortization Event or Potential Amortization Event exists and is continuing, or if any such event exists and is continuing, such certificate shall specify in detail the nature and period of existence of such Amortization Event or Potential Amortization Event and any action taken or contemplated to be taken by Seller with respect thereto.

(g)Reports to Governmental Agencies.  As soon as practicable, and in any event within ten (10) days after the filing thereof, MSC shall notify the Administrative Agent, who will promptly notify the Purchasers, that MSC has filed its Form 10-K and 10-Q reports, each proxy statement, each registration statement and all other reports which MSC is or may be required to file with the United States Securities and Exchange Commission or any State Securities Commission (other than statements of beneficial ownership on Forms 3, 4 or 5).

(h)Audit Reports.  Promptly, but in no event later than thirty (30) days after receipt thereof, MSC will deliver to the Administrative Agent for prompt distribution to each Purchaser a copy of each other report pertaining to any Seller Party, the Originator or any material Subsidiary of MSC, in final form submitted to MSC by its primary auditor, including comment or management letters, in connection with any annual, interim or special audit report made by them of the books of MSC; provided that MSC’ delivery of such audit reports under the Senior Credit Agreement shall be deemed to satisfy the requirements set forth in this Section 8.01(h) so long as each Purchaser hereunder remains a lender under the Senior Credit Agreement.

(i)Notice of Certain Events.  Promptly upon becoming aware of the occurrence of a downgrade of any Indebtedness that is publicly rated by S&P or Moody’s (if, at any time, MSC has any such Indebtedness), a Sale Termination Event under the Sale Agreement, an Amortization Event under this Agreement, or an Event of Default under and as defined in the Senior Credit Agreement, each of Seller Parties agrees to give the Administrative Agent and each Purchaser notice of such event, together with a written statement signed on behalf of such Seller Party setting forth the details of such event and any action taken or contemplated to be taken with respect thereto.

(j)Notice of Material Adverse Change; Etc.  Promptly upon becoming aware thereof, each of Seller Parties will give written notice to the Administrative Agent (for prompt distribution to each Purchaser) with respect to any Material Adverse Change or any development or occurrence which would have a Material Adverse Effect.

(k)Notice of Proceedings.  Promptly upon becoming aware thereof, each of Seller Parties will give notice to the Administrative Agent, who will promptly notify each Purchaser, of the commencement, existence or threat of all proceedings by or before any Governmental Authority against or affecting any Seller Party or any of its Subsidiaries which, if adversely decided, would have a Material Adverse Effect.

(l)Further Information.  Each of Seller Parties will promptly furnish to the Administrative Agent and each Purchaser such other information, and in such form, as the Administrative Agent or the Purchasers may reasonably request from time to time in order to protect the interests of the Administrative Agent, for the benefit of the Purchasers, under or as contemplated by this Agreement, or to assist any Purchaser in complying with the requirements of the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.  Promptly following any change that would result in a change to the status of such Seller Party as an excluded “Legal Entity Customer” under the Beneficial Ownership Regulation, such Seller Party shall execute and deliver to the Administrative Agent and the Purchasers, a Certification of Beneficial Ownership complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent and the Purchasers.  Each of Seller Parties will also provide to the Administrative Agent and the Purchasers:  (i) promptly upon request, confirmation of the accuracy of the information set forth in Sections 7.01(l) and 7.02(h) or, if applicable, the accuracy of the most recent Certification of Beneficial Ownership provided to the Administrative Agent and the Purchasers; (ii) a new Certification of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and the Purchasers, when any individual to be identified as a Beneficial Owner has changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.

(m)Audits.  Each of Seller Parties will, from time to time during regular business hours as requested by the Administrative Agent upon not less than ten (10) days’ written notice and at the sole cost of such Seller Party, permit the Administrative Agent and the Purchasers or their respective agents or representatives:  (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller Party relating to the Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of such Seller Party during reasonable business hours for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Seller Party’s financial condition or the Receivables and the Related Security or any Seller Party’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of such Seller Party having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Sale Termination Event or Amortization Event has occurred and is continuing and that the prior Review, if any, had no material adverse findings, (x) only one Review (which Review may apply to both Seller Parties and the Originator) will be permitted under this Section 8.01(m) in any one calendar year and (y) the Administrative Agent and the Purchasers hereby agree to coordinate their Reviews to minimize disruptions to Seller Parties and the Originator and avoid duplication of any Seller Party’s or Originator’s actions required to comply with such inspection.

(n)Separateness.  Each of Seller Parties acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from the Originator and their respective other Affiliates (each, a “Related Entity”).  In furtherance thereof, Seller hereby agrees to:  (i) maintain its books and records and bank accounts separate from those of any other Related Entity; provided, however, that the Originator may maintain its Collection Accounts and Lock-Boxes for the benefit of Seller; (ii) at all times hold itself out to the public and all other Persons as a legal entity separate from its member and any other Person; (iii) have a board of directors separate from that of its member and any other Person; (iv) file its own tax returns, if any, as may be required under applicable Law, to the extent (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable Law; (v) except as contemplated herein or in any other Transaction Document, not commingle its assets with assets of any other Person; (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements; (viii) pay its own liabilities only out of its own funds; (ix) maintain an arm’s length relationship with each other Related Entity; (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably with other Persons any overhead for shared office space; (xiii) except as contemplated herein or in any other Transaction Document, use separate stationery, invoices and checks; (xiv) except as contemplated herein or in any other Transaction Document, not pledge its assets for the benefit of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xvii) cause its board of directors to keep minutes of any meetings (if applicable) and actions and observe all other Delaware limited liability company formalities; (xviii) not acquire any securities of its member; (xix) act solely in its own name and through its own authorized managers, directors, members, officers and agents, except as expressly permitted under the Transaction Documents; and (xx) cause its directors, officers, agents and other representatives to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller.

(o)Preservation of Existence and Franchises.  Each Seller Party shall maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation or organization, as the case may be, except that MSC may merge with the Originator so long as MSC is the surviving entity.  Each of Seller Parties will qualify and remain licensed or qualified as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification would have a Material Adverse Effect.

(p)Compliance with Laws.  Each of Seller Parties will comply with all applicable Laws, the non-compliance with which would have a Material Adverse Effect.  MSC will maintain in effect and enforce policies and procedures designed to ensure compliance by MSC, its Subsidiaries and their respective directors, managers, officers, employees and agents that will act in any capacity in connection with or benefit from the receivables facility established hereby with Anti-Corruption Laws and applicable Sanctions.

(q)Further Assurances.  Each of Seller Parties, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Administrative Agent and the Purchasers may reasonably request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement.

(r)Anti-Money-Laundering/International Trade Law Compliance.  Each of Seller Parties shall immediately notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(s)Anti-Terrorism Laws.  Seller Parties and their respective Affiliates and agents that will act in any capacity in connection with or benefit from the receivables facility established hereby shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the Patriot Act or any other Anti-Terrorism Law.  Each of Seller Parties shall deliver to the Administrative Agent and the Purchasers any certification or other evidence requested from time to time by the Administrative Agent in its sole discretion, confirming such Seller Party’s compliance with this Section 8.01(s).

(t)Change of Independent Director.  At least ten (10) days prior to any proposed change of the Independent Director of Seller, Seller will deliver to the Administrative Agent (for the prompt distribution to the Purchasers) notice of such proposed change together with a certificate of Seller certifying that the proposed replacement manager satisfies the criteria set forth in the definition of “Independent Director.”

(u)Performance and Enforcement of the Sale Agreement.  Seller will perform its obligations as SPE under the Sale Agreement, and the Master Servicer, on Seller’s behalf, will require the Originator to perform, each of its obligations and undertakings under and pursuant to the Sale Agreement.  Seller will purchase the Receivables under the Sale Agreement in compliance with the terms thereof and will diligently enforce the rights and remedies accorded to it as the “SPE” under the Sale Agreement.  Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Sale Agreement as the Administrative Agent may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

(v)Ownership.  Seller will require (or the Master Servicer on its behalf will require) the Originator to take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Seller, free and clear of any Liens other than Permitted Liens, and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority Security Interest in the Seller Collateral to the full extent contemplated herein, free and clear of any Liens other than Permitted Liens (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions) to perfect the Administrative Agent’s (for the benefit of the Purchasers) Security Interest in the Seller Collateral and such other action to perfect, protect or more fully evidence the Security Interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or any Purchaser may reasonably request.

(w)Collections.  Each of the Collection Accounts is maintained either in the name of Seller or in the name of the Originator for the benefit of, or as a Sub-Servicer) for, the  Seller and is listed on Schedule B hereto.  Seller (or the Master Servicer on its behalf) shall, and shall cause the Originator to, at all times, instruct all Obligors to deliver payments on the Receivables to a Collection Account that is subject to a Control Agreement, or to a Lock-Box that clears through a Collection Account that is subject to a Control Agreement.  Seller (or the Master Servicer on its behalf) shall, and shall cause the Originator to promptly (but in any event within two (2) Business Days after receipt and identification) remit all Collections received by them to a Collection Account that is subject to a Control Agreement.  Seller (or the Master Servicer on its behalf) shall, and shall cause the Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables and transfer such Collections to a Collection Account.  Seller will not authorize funds other than Collections to be deposited into any Collection Account.  If such other funds are nevertheless deposited into any Collection Account, Seller (or the Master Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the Person entitled to such funds.  Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Bank to those listed on Schedule B to this Agreement if the Administrative Agent has received notice of such addition and, with respect to a Collection Account, an executed and acknowledged copy of a Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Bank.  Seller shall only terminate a Control Agreement or close a Collection Account (or a related Lock-Box) with the prior written consent of the Purchasers (which consent shall not be unreasonably withheld or delayed).

(x)Seller’s Net Worth.  Seller shall not permit Seller’s Net Worth to be less than the Required Capital Amount.

(y)Taxes.  Seller will (i) timely file (including, without limitation, on or prior to any applicable deadline under any extension) all material tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all material taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(z)Seller’s Tax Status.  No action will be taken that would reasonably be expected to cause (and no action will be omitted which omission would reasonably be expected to cause) Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

SECTION 8.02 Negative Covenants of Seller Parties.  At all times from the Closing Date until the Final Payout Date:

(a)Name or Structural Changes.  Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) unless it shall have:  (i) given the Administrative Agent at least ten (10) Business Days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change.  In addition, Seller will not change or relocate its chief executive office or any office where Records are kept unless it gives the Administrative Agent written notice of such change not later than ten (10) days thereafter.

(b)Change in Payment Instructions to Obligors.  Except as may be required by the Administrative Agent pursuant to Section 9.04(a), from and after the Dominion Date, such Seller Party will not (i) add or terminate any bank as a Collection Bank, or (ii) add or terminate any Lock-Box or Collection Account, unless the Administrative Agent shall have received:  (A) prior written notice of such addition, termination or change, together with an updated version of Schedule B to this Agreement, (B) with respect to the addition of a Collection Account, an executed Control Agreement (or an executed amendment to an existing Control Agreement) with respect to the new Collection Account prior to depositing any Collections therein, and (C) concurrently with or promptly after termination of any Collection Account, an executed amendment to the applicable Control Agreement reflecting the terminated Collection Account’s deletion.  In addition, except as may be required by the Administrative Agent pursuant to Section 9.04(a) from and after the Dominion Date, such Seller Party will not make any change in the instructions to any Obligor as to where payments on the Pool Receivables should be made; provided, however, that the Master Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account (or any related Lock-Box)

or Collection Account.

(c)Modifications to Contracts and Credit and Collection Policy.  The Master Servicer will not make any change to the Credit and Collection Policy that could reasonably be expected to adversely impact the Pool Receivables in any material respect without the prior written consent of the Purchasers (which consent will not be unreasonably withheld or delayed but which, may be conditioned upon changes in one or more ratios, reserves or Concentration Limits contained in this Agreement to the extent they are impacted by such change).  Except as provided in Section 9.02(a), no Seller Party will, or will permit the Originator to, extend, amend or otherwise modify the payment terms of any Pool Receivable or any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d)Sales, Liens.  Other than as otherwise contemplated by the Transaction Documents, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including the filing of any financing statement) or with respect to, any Pool Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent for the benefit of the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or the Originator.

(e)Termination or Modification of Sale Agreement, Subordinated Note or Performance Undertaking.  Except as otherwise permitted under Section 10.01(o) of this Agreement, Seller will not terminate the Sale Agreement or send any termination notice to the Originator or MSC in respect thereof, without the prior written consent of each of the Purchasers.  Seller will not amend, modify or terminate the Performance Undertaking or the Subordinated Note without the prior written consent of each of the Purchasers.

(f)Restricted Junior Payments.  After the occurrence and during the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment.

(g)Seller Indebtedness.  Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except:  (i) the Aggregate Unpaids, (ii) the Subordinated Loans, (iii) other current accounts payable arising in the ordinary course of business and not overdue, unless such overdue accounts payable are disputed and being contested in good faith, and (iv) as otherwise contemplated by the Transaction Documents.

(h)Use of Proceeds.  Seller will not use the proceeds of any Investment, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock (within the meaning of Regulation U of the Federal Reserve Board).  Seller agrees that it shall not use, and shall procure that its respective directors, officers, employees and agents shall not use, the proceeds of any Investment hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

(i)Liquidity Coverage Ratio.  Seller shall not issue any LCR Security.

SECTION 8.03 Covenants of the Master Servicer.  At all times from the Closing Date until the Final Payout Date:

(a)Compliance with Laws.  The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC shall comply (and shall cause the Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b)Offices, Records and Books of Account, Etc.  The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall keep the office where it keeps its records concerning the Receivables at the address of the Master Servicer set forth in Schedule E to this Agreement or, upon at least 10 days’ prior written notice of a proposed change to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest of the Administrative Agent (on behalf of the Secured Parties) in the Receivables and related items have been taken and completed. The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, also will (and will cause the Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c)Performance and Compliance with Contracts and Credit and Collection Policy.  The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall (and shall cause the Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d)Extension or Amendment of Pool Receivables.  Except as provided in this Agreement (including without limitation, Section 9.02(a)), the Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall not extend (and shall not permit the Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payment or enforcement of any Pool Receivable).

(e)Change in Business or Credit and Collection Policy.  The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall not make (and shall not permit the Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would be reasonably likely to have a Material Adverse Effect. The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall not make (and shall not permit the Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrative Agent.

(f)Audits.  The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall (and shall cause the Originator to), from time to time during regular business hours as reasonably requested in advance (unless an Amortization Event or a Potential Amortization Event exists or there shall be a material variance in the performance of the Receivables) by the Administrative Agent, permit the Administrative Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts (except if such review would violate any confidentiality or legal requirement (such as with respect to classified documents)); (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers or employees having knowledge of such matters and (iii), without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Master Servicer’s expense, a review of the Master Servicer’s books and records with respect to such Receivables; provided that only one such review by certified public accountants or other auditors per year shall be at the Master Servicer’s expense unless a Potential Amortization Event or an Amortization Event has occurred and is continuing.

(g)Change in Collection Banks, Collection Accounts and Payment  Instructions to Obligors.  The Master Servicer and, to the extent that it ceases to be the Master Servicer, MSC, shall not (and shall not permit the Originator to) add or terminate any bank as a Collection Bank or any account as a Collection Account (or any related Lock-Box) from those listed in Schedule B to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Master Servicer or any Collection Account (or the related Lock-Box) modifying the deposit account or the lock box address to which payments are directed to be made, unless the Administrative Agent shall have consented thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Control Agreements) that it may request in connection therewith.

(h)Deposits to Collection Accounts.  The Master Servicer shall:  (i) instruct all Obligors to make payments of all Receivables to one or more Collection Accounts or to the Lock-Boxes to which only Collection Banks have access (and shall instruct the Collection Banks to cause all items and amounts relating to such Receivables received in such Lock-Boxes to be removed and deposited into a Collection Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into Collection Accounts not later than one Business Day after receipt thereof. Each Collection Account shall at all times be subject to a Control Agreement.  The Master Servicer will not (and will not permit the Originator to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account cash or cash proceeds other than Collections.  The Master Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of Seller.

(i)Marking of Records.  At its expense, the Master Servicer shall mark its accounts receivable aging relating to Pool Receivables with a legend evidencing that the Pool Receivables have been pledged in accordance with this Agreement.

(j)Reporting Requirements.  The Master Servicer shall provide to the

Administrative Agent (in multiple copies, if requested by the Administrative Agent) and each Purchaser the following:

(i)Quarterly Financial Statements of MSC.  As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of MSC, balance sheets of MSC and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of MSC and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person.

(ii)Annual Financial Statements of MSC.  As soon as available and in any event within 90 days after the end of each fiscal year of MSC, a copy of the annual report on Form 10‑K  for such year for MSC and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing, all in reasonable detail and prepared in accordance with GAAP, and such audited consolidated financial statements to be accompanied by a report and opinion of an independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement.

(iii)Monthly Reports.  On or before 11:00 a.m. (New York City time) on each Monthly Reporting Date, the Master Servicer shall prepare and deliver to the Administrative Agent who will promptly forward to the Purchasers:  (i) a Monthly Report for the Calculation Period (or portion thereof) then most recently ended in the form of Exhibit III hereto (appropriately completed and executed), and (ii) an electronic file of the data contained therein.  Each Monthly Report will include a listing of all Sold Receivables and all Unsold Receivables.

(iv)Interim Reports.  On such additional date or dates as the Administrative Agent may specify following the occurrence of an Amortization Event or delivery of a Termination Notice, the Master Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchasers, (i) an Interim Report in the form of Exhibit IV hereto for the weekly period then most recently ended, and (ii) an electronic file of the data contained therein.

(v)Agings.  At such times as any Purchaser shall reasonably request but in no event more frequently than weekly, the Master Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) five (5) Business Days after such request a listing by Obligor of all Pool Receivables together with an aging of such Pool Receivables.

(vi)Notice of Amortization Events.  As soon as possible and in any event within ten  (10) Business Days after becoming aware of the occurrence of any Amortization Event, a statement of the chief financial officer of MSC setting forth details of such Amortization Event and the action that MSC has taken and proposes to take with respect thereto.

(vii)SEC Filings.  Promptly after the sending or filing thereof, copies of all reports that MSC sends to any of its security holders, and copies of all reports and registration statements that MSC or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange

Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available.

(viii)ERISA Event.  Promptly after the filing or receiving thereof, copies of all reports and notices that MSC or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case if any such report or notice is in respect of the assessment of withdrawal liability or an event or condition that would reasonably be expected to result in the imposition of liability on MSC and/or any such Affiliate that would reasonably be expected to have a Material Adverse Effect.

(ix)Name Changes.  At least 10 days before any change in MSC’s or the Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(x)Litigation.  Promptly after MSC obtains knowledge thereof, notice of any:  (A) litigation, investigation or proceeding that may exist at any time between MSC or any of its Subsidiaries and any Governmental Authority that would be reasonably expected to result in a Material Adverse Effect; or (B) litigation or proceeding relating to any Transaction Document.

(xi)Material Adverse Change.  Promptly after the occurrence thereof, notice of each Material Adverse Change.

(xii)Other Information.  Such other information respecting the Receivables or the condition or operations, financial or otherwise, of MSC or any of its Affiliates as the Administrative Agent may from time to time reasonably request.

(xiii)Compliance Certificates.  Together with the financial statements required in clauses (i) and (ii) above, a certificate substantially in the form of Exhibit VII signed by the chief financial officer or treasurer of the Master Servicer, or such other Person as may be acceptable to the Administrative Agent.

(xiv)Know Your Customer.  Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Terrorism Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Purchaser.

Documents required to be delivered by MSC pursuant to this Section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which MSC posts such documents, or provides a link thereto, on MSC’s website at www.investor.mscdirect.com.

(k)Security Interest, Etc.  In order to evidence the security interests of the Administrative Agent under this Agreement, the Master Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and

Collections. The Master Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Master Servicer to file such financing statements under the UCC without the signature of Seller, the Originator or the Administrative Agent where allowed by Applicable Law.  Notwithstanding anything else in the Transaction Documents to the contrary, the Master Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(l)Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Terrorism Laws and Sanctions.  The Master Servicer will (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Purchaser that previously received a Beneficial Ownership Certification (or a certification that Seller qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, Seller ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Administrative Agent or any Purchaser, provide the Administrative Agent or directly to such Purchaser, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(m)Seller’s Tax Status.  The Master Servicer shall not take or cause any action to be taken that could result (and shall not fail to take any action the omission of which could result) in Seller’s (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is a wholly-owned subsidiary of a U.S. Person for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

SECTION 8.04 Separate Existence of Seller.  Each of Seller and the Master Servicer hereby acknowledges that the Secured Parties, the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Seller’s identity as a legal entity separate from the Originator, the Master Servicer, MSC and their Affiliates.  Therefore, each of Seller and Master Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Purchaser to continue Seller’s identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of MSC, the Originator, the Master Servicer and any other Person, and is not a division of MSC, the Originator, the Master Servicer, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of Seller and the Master Servicer shall take such actions as shall be required in order that:

(a)Special Purpose Entity.  Seller will be a special purpose company whose primary activities are restricted in its limited liability company agreement to:  (i) purchasing or otherwise acquiring from the Originator, owning, holding, collecting, granting security interests or selling interests in the Sold Assets and Seller Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)No Other Business or Debt.  Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)Independent Director.  Not less than one member of Seller’s Board of Directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as a director of Seller has not been, and during the continuation of his or her service as a director of Seller is not:  (i) an employee, director, stockholder, member, manager, partner or officer of Seller, MSC or any of their respective Affiliates (other than his or her service as a director of Seller); (ii) a customer or supplier of Seller, MSC or any of their respective Affiliates (other than his or her service as a director of Seller); or (iii) any member of the immediate family of a person described in (i) or (ii), (B) has, (i) prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (C) has been appointed as an independent director of Seller in strict compliance with the terms of Seller’s limited liability company agreement (without giving effect to any amendment or waiver thereof that the Administrative Agent has not consented to in writing).

Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

Seller’s limited liability company agreement shall provide that:  (A) the Seller shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for Seller, MSC or any Affiliate thereof.

(d)Conduct of Business.  Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities,

including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(e)Compensation.  Any officer, employee, independent contractor, consultant or agent of Seller will be compensated from Seller’s funds for services provided to Seller, and to the extent that Seller shares the same officers, employees, independent contractors, consultants or agents as the Master Servicer (or any other Affiliate thereof), the salaries, fees, costs and expenses relating to such Persons shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers, employees, independent contractors, consultants and agents. Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from Seller’s funds.

(f)Servicing and Costs.  Seller will contract with the Master Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay the Master Servicer the Servicing Fee pursuant hereto. Seller will not incur any indirect or overhead expenses for items shared with the Master Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that MSC shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees.

(g)Operating Expenses.  Seller’s operating expenses will not be paid by the Master Servicer, MSC, the Originator or any Affiliate thereof.

(h)Correspondence.  All of Seller’s business correspondence and other communications shall be conducted in Seller’s own name and on its own separate stationery.

(i)Books and Records.  Seller’s books and records will be maintained separately from those of MSC and any other Affiliate thereof.

(j)Disclosure of Transactions.  All financial statements of the Master Servicer, MSC, the Originator or any Affiliate thereof that are consolidated to include Seller (other than internally prepared financial statements) will disclose that (i) Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of Seller’s assets prior to any assets or value in Seller becoming available to Seller’s equity holders and (ii) the assets of Seller are not available to pay creditors of the Master Servicer, MSC, the Originator or any Affiliate thereof.

(k)Segregation of Assets.  Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Master Servicer, MSC, the Originator or any Affiliates thereof.

(l)Organizational Formalities.  Seller will strictly observe limited liability company formalities in its dealings with the Master Servicer, MSC, the Originator or any Affiliates thereof, and funds or other assets of Seller will not be commingled with those of the Master Servicer, MSC, the Originator or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. Seller shall not maintain joint bank accounts or other depository accounts to which the Master Servicer, MSC, the Originator or any Affiliate thereof (other than the Master Servicer solely in its capacity as such) has independent access. Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Master Servicer, MSC, the Originator or any Subsidiaries or other Affiliates thereof. Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers Seller and such Affiliate.

(m)Arm’s-Length Relationships.  Seller will maintain arm’s-length relationships with the Master Servicer, MSC, the Originator and any Affiliates thereof. Any Person that renders or otherwise furnishes services to Seller will be compensated by Seller at market rates for such services it renders or otherwise furnishes to Seller. Neither Seller on the one hand, nor the Master Servicer, MSC, the Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Seller, the Master Servicer, MSC, the Originator and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(n)Allocation of Overhead.  To the extent that Seller, on the one hand, and the Master Servicer, MSC, the Originator or any Affiliate thereof, on the other hand, have offices in the same location, jointly do business with vendors or service providers or otherwise share overhead expenses, there shall be a fair and appropriate allocation of such costs between them, and Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

(o)Salaries.  MSC shall not pay the salaries of Seller’s employees, if any.

ARTICLE IX

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

SECTION 9.01 Appointment of the Master Servicer.

(a)The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Master Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to MSC (in accordance with this Section 9.01) of the designation of a new Master Servicer following the occurrence of an Amortization Event, MSC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms hereof.  Upon the occurrence of an Amortization Event, the Administrative Agent may and shall (at the direction of the Purchasers) designate as Master Servicer any Person (including itself) to succeed MSC or any successor Master Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Master Servicer pursuant to the terms hereof.

(b)Upon the designation of a successor Master Servicer as set forth in clause  (a) above, MSC agrees that it will terminate its activities as Master Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Master Servicer, and MSC shall cooperate with and assist such new Master Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Master Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)MSC acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on MSC’s agreement to act as Master Servicer hereunder. Accordingly, MSC agrees that it will not voluntarily resign as Master Servicer without the prior written consent of the Administrative Agent and the Purchasers.

(d)The Master Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation:  (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Master Servicer pursuant to the terms hereof, (ii) the Master Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Master Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Master Servicer hereunder by giving notice of its desire to terminate such agreement to the Master Servicer (and the Master Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of MSC, the Administrative Agent and the Purchasers shall have consented in writing in advance to such delegation.

SECTION 9.02 Duties of the Master Servicer.

(a)The Master Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Master Servicer (and from and after the Dominion Date, the Administrative Agent) shall set aside, for the accounts of each Purchaser, the amount of Collections to which each such Purchaser is entitled in accordance with Article IV hereof.  The Master Servicer may, in accordance with the applicable Credit and Collection Policy, take such action, including modifications, extensions of maturity, adjustments of Outstanding Balances, waivers or restructurings of Pool Receivables and related Contracts, as the Master Servicer may reasonably determine to be appropriate to maximize Collections thereof; and may require the Obligor of a Delinquent Receivable or Defaulted Receivable to execute and deliver a promissory note to evidence its obligations on such Receivable; provided that, unless otherwise agreed to by the Administrative Agent in writing, the Master Servicer shall promptly deliver the original of any such promissory note in a principal amount exceeding (i) if an Amortization Event or a Potential Amortization Event has occurred and is continuing at such time, $0, or (ii) at any other time, $10,000, to the Administrative Agent; and provided, however, that for purposes of this Agreement:  (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Amortization Event has occurred and is continuing, the Master Servicer may take such action only upon the prior written consent of the Administrative Agent. Seller shall deliver to the Master Servicer, and the Master Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable.  Notwithstanding anything to the contrary contained herein, if an Amortization Event has occurred and is continuing, the Administrative Agent may direct the Master Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)The Master Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to Seller the collections of any indebtedness owed to Seller that is not a Pool Receivable, less, if MSC or an Affiliate thereof is not the Master Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Master Servicer of servicing, collecting and administering such collections.  The Master Servicer, if other than MSC or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)The Master Servicer’s obligations hereunder shall terminate on the Final Payout Date.  Promptly following the Final Payout Date, the Master Servicer shall deliver to Seller all books, records and related materials that Seller previously provided to the Master Servicer, or that have been obtained by the Master Servicer, in connection with this Agreement.

SECTION 9.03 Collection Account Arrangements.  On or prior to the Closing Date, Seller shall have entered into Control Agreements with all of the Collection Banks and delivered executed counterparts of each to the Administrative Agent.  Upon the occurrence and during the continuance of an Amortization Event, the Administrative Agent may and shall (upon the direction of any Purchaser) at any time thereafter deliver a Notice of Exclusive Control to each Collection Bank.  Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables, and Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by Seller or the Master Servicer after the Dominion Date shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. The parties hereto hereby acknowledge that if at any time the Administrative Agent takes control of any Collection Account (and any such related Lock-Box), the Administrative Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrative Agent, the Purchasers or any other Person hereunder, and the Administrative Agent shall distribute or cause to be distributed such funds in accordance with Section 4.01 and Article II (in each case as if such funds were held by the Master Servicer thereunder).

SECTION 9.04 Enforcement Rights.

(a)At any time following the occurrence and during the continuation of an Amortization Event:

(i)the Administrative Agent (at Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)the Administrative Agent may instruct Seller or the Master Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and Seller or the Master Servicer, as the case may be, shall give such notice at the expense of Seller or the Master Servicer, as the case may be; provided that if Seller or the Master Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at Seller’s or the Master Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)the Administrative Agent may request the Master Servicer to, and upon such request the Master Servicer shall:  (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Master Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)the Administrative Agent may (and shall, at the direction of the Required Purchasers) deliver Notices of Exclusive Control to the Collection Banks;

(v)the Administrative Agent may (or, at the direction of the Required Purchasers shall) replace the Person then acting as Master Servicer; and

(vi)the Administrative Agent may collect any amounts due from the Originator under the Sale Agreement.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Amortization Event are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of Seller, which appointment is coupled with an interest, to take any and all steps in the name of Seller and on behalf of Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Amortization Event, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05 Responsibilities of Seller.

(a)Anything herein to the contrary notwithstanding, Seller shall perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve Seller from such obligations. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of Seller, the Master Servicer or the Originator thereunder.

(b)MSC hereby irrevocably agrees that if at any time it shall cease to be the Master Servicer hereunder, it shall act (if the then-current Master Servicer so requests) as the data-processing agent of the Master Servicer and, in such capacity, MSC shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that MSC conducted such data-processing functions while it acted as the Master Servicer.

SECTION 9.06 Servicing Fee.

(a)Subject to clause (b) below, Seller shall pay the Master Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables.  Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)If the Master Servicer ceases to be MSC or an Affiliate thereof, the Servicing Fee shall be the greater of:  (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Master Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Master Servicer in connection with the performance of its obligations as Master Servicer hereunder.

ARTICLE X

AMORTIZATION EVENTS

SECTION 10.01 Amortization Events.  If any of the following events (each, an “Amortization Event”) shall occur:

(a)Payment.  (i) Seller shall fail to pay, or the Master Servicer shall fail to turn over Collections in payment of, any Capital when due after taking into account any period of grace expressed elsewhere in this Agreement; or (ii) Seller shall fail to pay, or the Master Servicer shall fail to turn over Collections in payment of, any Yield, Fees or other amounts (other than Capital) required to be paid or reimbursed under the Transaction Documents within five (5) days after the date such Yield, Fees or other amounts are due; or

(b)Misrepresentation.  Any representation or warranty made or deemed made by any Seller Party or Originator under this Agreement or any of the other Transaction Documents, or any material statement made by any Seller Party or Originator in any financial statement, certificate, report, exhibit or document furnished by such Person to the Administrative Agent or any Purchaser pursuant to this Agreement or the other Transaction Document shall prove to have been false or misleading in any material respect as of the time made or deemed made; or

(c)Late Reporting.  Any Seller Party shall fail to deliver any Settlement Report or other report when due pursuant to Section 8.03(j) of this Agreement, and such failure shall remain unremedied for two (2) consecutive Business Days; or

(d)Plan of Division; Negative Covenants.  (i) Seller shall adopt any plan of division, or (ii) any Seller Party shall default in the performance or observance of any covenant contained in Section 8.02 of this Agreement, and solely in the case of this clause (ii), such default shall continue for a period of two (2) consecutive Business Days; or

(e)Other Covenants.  Any Seller Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Transaction Document (not constituting an Amortization Event under any other provision of this Section 10.01) and such default shall continue for a period of thirty (30) consecutive days after the earlier to occur of (i) a Seller Party’s actual knowledge of such non-performance or non-observance and (ii) notice to Seller from Administrative Agent or any Purchaser; or

(f)Cross Default.  Any “Event of Default” (under and as defined in the Senior Credit Agreement) shall occur and be continuing; or (ii) any Seller Party or the Originator shall (A) default in making any payment of any principal of any Indebtedness (other than Indebtedness arising under the Senior Credit Agreement and related loan documents) – including any Guarantee Obligation (as defined in the Senior Credit Agreement) in respect of Indebtedness – on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in sub-clause (A), (B) or (C) of this clause (f) shall not at any time constitute an Amortization Event unless, at such time, one or more defaults, events or conditions of the type described in sub-clauses (A), (B) and (C) of this clause (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000 in the case of MSC and the Originator considered as a whole, or $18,599 in the case of Seller; or

(g)Judgments.  (i) One or more final judgments for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) shall have been entered against MSC or the Originator and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or (ii) one or more final judgments for the payment of money in excess of $18,599 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) shall have been entered against Seller and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

(h)Performance Undertaking.  The Performance Undertaking ceases to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor directly or indirectly contests in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder; or

(i)Change of Control.  A Change of Control shall occur with respect to any Seller Party or the Originator; or

(j)Involuntary Insolvency Proceeding.  A proceeding shall be instituted in respect of a Seller Party:  (i) seeking to have an order for relief entered in respect of such Seller Party, or seeking a declaration or entailing a finding that such Seller Party is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Seller Party, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within sixty (60) days after such proceedings were instituted; or (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for a Seller Party for all or any substantial part of its property which shall not have been dismissed or stayed within sixty (60) days after such proceedings were instituted; or

(k)Voluntary Insolvency Proceeding.  A Seller Party shall become insolvent, become generally unable to pay its debts as they become due, voluntarily suspend transaction of its business, make a general assignment for the benefit of creditors, institute a proceeding described in Section 10.01(j)(i) of this Agreement or consent to any order for relief, declaration or finding described in Section 10.01(j)(i) of this Agreement, institute a proceeding described in Section 10.01(j)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolve, wind-up or liquidate itself or any substantial part of its property, other than pursuant to a transaction otherwise permitted hereunder or take any action in furtherance of any of the foregoing; or

(l)Financial Ratios.

(i)Consolidated Leverage Ratio.  As of the last day of any fiscal quarter, the Master Servicer shall permit its Consolidated Leverage Ratio for the four consecutive fiscal quarter ending on such day to exceed 3.00 to 1.00; provided that, in the event that (A) the Master Servicer or any of its Restricted Subsidiaries (as defined in the Senior Credit Agreement) completes a Material Acquisition (as defined in the Senior Credit Agreement)  and (B) on or prior to the date of the consummation of such Material Acquisition, the Master Servicer delivers written notice to the Administrative Agent of its intention to (1) consummate such Material Acquisition and (2) activate a Leverage Ratio Step-Up in connection therewith (any such written notice, a “Leverage Ratio Step-Up Notice”), the Consolidated Leverage Ratio set forth above shall be temporarily increased to 3.50 to 1.00 for the succeeding four consecutive fiscal quarters, commencing with the fiscal quarter in which such Material Acquisition occurs (each such temporary increase, a “Leverage Ratio Step-Up”); provided that the Master Servicer shall not deliver more than one Leverage Ratio Step-Up Notice during any period of eight consecutive fiscal quarters (and any Leverage Ratio Step-Up Notice delivered in violation of this proviso shall be deemed to be null and void); or

(ii)Consolidated Interest Coverage Ratio.  As of the last day of any fiscal quarter the Master Servicer shall permit its Consolidated Interest Coverage Ratio for the four consecutive fiscal quarter ending on such day to be less than 3.00 to 1.00.

(m)Pool Performance Ratios.  As at the end of any Calculation Period of MSC:

(i)the average of the Delinquency Ratios for the three Calculation Periods then most recently ended shall exceed 17.50%;

(ii)the average of the Default Ratios for the three Calculation Periods then most recently ended shall exceed 7.50%; or

(iii)the average of the Dilution Ratio for the three Calculation Periods then most recently ended shall exceed 7.50%; or

(n)Resignation of Master Servicer.  MSC shall resign as Master Servicer, and no successor Master Servicer reasonably satisfactory to the Administrative Agent shall have been appointed; or

(o)Sale Agreement.  (i) Any Sale Termination Event shall occur, or (ii) the Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Sale Agreement for any reason; or

(p)Termination or Invalidity of this Agreement.  This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any other Seller Party shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority Security Interest (subject to Permitted Liens) under the applicable laws of the United States of America or any applicable state or territory thereof, in any material part of the Receivables, the Related Security or Collections with respect thereto, or each of the Collection Accounts; or

(q)[Reserved]

(r)ERISA Lien.  The PBGC shall file notice of a Lien with respect to an amount in excess of $100,000 pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such Lien shall not have been released or fully-secured with cash pledged to Seller (and collaterally assigned to the Administrative Agent for the benefit of the Purchasers pursuant to this

Agreement) within thirty (30) days; or

(s)Seller’s Inability to Pay for Receivables.  On any Settlement Date, prior to giving effect to the purchase of Receivables that otherwise would occur under the Sale Agreement on such date, the Seller is not able to pay the Purchase Price (as defined therein) in cash or with the proceeds of Subordinated Loans;

then, and in any such event, the Administrative Agent may (or, at the direction of the Required Purchasers shall) by notice to Seller (x) declare the Amortization Date to have occurred (in which case the Amortization Date shall be deemed to have occurred), (y) declare Seller Obligation Final Due Date to have occurred (in which case Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (j) or (k) of this Section 10.01 with respect to Seller, the Amortization Date and Seller Obligation Final Due Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.  Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01 Authorization and Action.  Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02 Administrative Agent’s Reliance, Etc.    Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Master Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:  (a) may consult with legal counsel (including counsel for any Purchaser Party or the Master Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03 Administrative Agent and Affiliates.  With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with Seller or any Affiliate thereof and any Person who may do business with or own securities of Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04 Indemnification of Administrative Agent.  Each Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by Seller or any Affiliate thereof), ratably according to the respective Percentage of such Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05 Delegation of Duties.  The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06 Action or Inaction by Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers or the Required Purchasers, as the case may be, and assurance of its indemnification by the Purchasers, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Purchasers or the Required Purchasers, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties.  The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Purchasers or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Purchaser, then the Administrative Agent may take action based upon the advice or concurrence of the Required Purchasers.

SECTION 11.07 Notice of Amortization Events; Action by Administrative Agent.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Amortization Event or Amortization Event unless the Administrative Agent has received notice from any Purchaser Party or Seller stating that a Potential Amortization Event or Amortization Event has occurred hereunder and describing such Potential Amortization Event or Amortization Event. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning a Potential Amortization Event or Amortization Event or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08 Non-Reliance on Administrative Agent and Other Parties.  Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller, the Originator, MSC or the Master Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning Seller, the Originator, MSC or the Master Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09 Successor Administrative Agent.

(a)The Administrative Agent may at any time give written notice of its resignation to the Purchasers and Seller at least thirty (30) days prior to such date of resignation.  Except as provided below, such resignation shall not become effective until the Purchasers shall have appointed, with, prior to the occurrence of an Amortization Event, the consent of MSC, to a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Purchasers and shall have accepted such appointment within ninety (90) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Purchasers) (the “Resignation Closing Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Purchasers, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Closing Date.  Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.09, the retiring Administrative Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article XII and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b)If the Person serving as Administrative Agent is a Defaulting Purchaser pursuant to clause (d) of the definition thereof, the Required Purchasers may, to the extent permitted by applicable law, by written notice in writing to Seller and such Person remove such Person as Administrative Agent and, in consultation with Seller, appoint a successor.  If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days after delivery of such notice (or such earlier day as shall be agreed by the Required Purchasers) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.

(c)With effect from the Resignation Closing Date or the Removal Closing Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Purchasers under any of the Transaction Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Purchaser directly, until such time, if any, as the Required Purchasers appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Closing Date or the Removal Closing Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents  (if not already discharged therefrom as provided above in this Section).  The fees payable by Seller to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Seller and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article XI and Article XII shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective and their respective assigns, officers, directors, agents and employees in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01 Indemnities by Seller.

(a)Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, an “Indemnified Party”) may have hereunder or under Applicable Law, Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Indemnified Party seeking indemnification and (b) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)any Pool Receivable which Seller or the Master Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report, any Interim Report or any other information or report delivered by or on behalf of Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)the failure by Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim;

(v)the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral, whether at the time of any Investment or at any subsequent time;

(vi)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool

Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)any failure of Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)the commingling of Collections of Pool Receivables at any time with other funds;

(x)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments by Seller or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(xi)any setoff with respect to any Pool Receivable;

(xii)any claim brought by any Person other than an Indemnified Party arising from any activity by Seller or any Affiliate of Seller in servicing, administering or collecting any Pool Receivable;

(xiii)[Reserved];

(xiv)any failure of a Collection Bank (other than Wells or an Affiliate thereof) to comply with the terms of the applicable Control Agreement, the termination by a Collection Bank (other than Wells or an Affiliate thereof) of any Control Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Collection Bank (other than Wells or an Affiliate thereof) under any Control Agreement;

(xv)the failure or delay by the Originator to provide any Obligor with an invoice or other evidence of indebtedness;

(xvi)the use of proceeds of any Investment by Seller; or

(xvii)any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

SECTION 12.02 Indemnification by the Master Servicer.  Without limiting any other rights that any Indemnified Party may have hereunder or under Applicable Law, the Master Servicer hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Master Servicer Indemnified Amounts”) arising out of or resulting from (whether directly or indirectly):  (i) the failure of any information contained in a Monthly Report or Interim Report to be true and correct, or the failure of any other information provided to any Purchaser or the Administrative Agent by, or on behalf of, the Master

Servicer to be true and correct; (ii) any failure of a Collection Bank (other than Wells or an Affiliate thereof) to comply with the terms of the applicable Control Agreement, the termination by a Collection Bank (other than Wells or an Affiliate thereof) of any Control Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Collection Bank (other than Wells or an Affiliate thereof) under any Control Agreement; (iii) the failure of any representation, warranty or statement made or deemed made by the Master Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made; (iv) the failure by the Master Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; (v) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable; (vi) any failure of the Master Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party; (vii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, in or purporting to be in the Receivables Pool and any other Sold Assets or Seller Collateral, whether at the time of any purchase or reinvestment or at any subsequent time; or (viii) the commingling of Collections of Pool Receivables at any time with other funds. This Section 12.02 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01 Amendments, Etc.

(a)No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or any Transaction Document or consent to any departure by any of Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Required Purchasers (and, in the case of any amendment, also signed by Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Master Servicer, affect the rights or duties of the Master Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:

(i)change (directly or indirectly) the definitions of, Change in Control, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Scheduled Termination Date, Adjusted Net Pool Balance, Net Pool Balance or the Required Reserve contained in this Agreement, or increase the then existing Concentration Limit for any Obligor or change the calculation of the Capital Coverage Amount (or any of the components thereof);

(ii)reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii)change any Amortization Event;

(iv)release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;

(v)release Seller from any of its obligations under the Seller Guaranty or terminate the Seller Guaranty;

(vi)change any of the provisions of this Section 13.01; or

(vii)change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser and (B) no amendment, waiver or consent shall reduce any Fees payable by Seller to any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser.

(b)Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchaser), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser, and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser.

SECTION 13.02 Notices, Etc.    All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include email communication) and emailed or delivered, to each party hereto, at its address set forth under its name on Schedule E hereto or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

SECTION 13.03 Assignability; Addition of Purchasers.

(a)Assignment by Purchasers.  Each Purchaser may assign to any Eligible Assignee or to any other Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however, that:

(i)except for an assignment by a Purchaser to either an Affiliate of such Purchaser or any other Purchaser, each such assignment shall require the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Amortization Event or a Potential Amortization Event has occurred and is continuing);

(ii)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Purchaser’s Commitment; and

(iv)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Purchaser hereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto).

(b)Register.  The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain at its address referred to on Schedule E of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto), which shall be an office located in the United States, a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser and the aggregate outstanding Capital (and stated Yield) of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Seller, the Master Servicer, the Administrative Agent, the Purchasers, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Seller, the Master Servicer or any Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(c)Procedure.  Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Purchaser and an Eligible Assignee or assignee Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Seller and the Master Servicer.

(d)Participations.  Each Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that:

(i)such Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to Seller hereunder) shall remain unchanged, and

(ii)such Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the other Purchasers, Seller and the Master Servicer shall have the right to continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.  Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) and Section 5.03(g) (it being understood that the documentation required under Section 5.03(f) and Section 5.03(g) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e)Participant Register.  Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)Assignments by Administrative Agent and Purchasers.  This Agreement and the rights and obligations of the Administrative Agent and each Purchaser herein shall be assignable by the Administrative Agent or such Purchaser, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Purchaser, so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, such assignment shall require the Master Servicer’s and Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(g)Assignments by Seller or the Master Servicer.  Neither Seller nor, except as provided in Section 9.01, the Master Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser (such consent to be provided or withheld in the sole discretion of such Person).

(h)Pledge to a Federal Reserve Bank.  Notwithstanding anything to the contrary set forth herein, (i) any Purchaser, or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of Seller, the Master Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 13.04 Costs and Expenses.  In addition to the rights of indemnification granted under Section 12.01 hereof, Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs) of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 13.05 No Proceedings; Limitation on Payments.

(a)Each of the Administrative Agent, the Master Servicer, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, Seller any Insolvency Proceeding until one year and one day after the Final Payout Date.

(b)The provisions of this Section 13.05 shall survive any termination of this Agreement.

SECTION 13.06 Confidentiality.

(a)Each of Seller and the Master Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Purchaser may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through Seller, the Master Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding (including, without limitation, filings required under applicable rules of the U.S. Securities and Exchange Commission) or (B) requested by any Governmental Authority to disclose such information; provided that, in the case of clause (iii) above, Seller and the Master Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the

Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of Seller and the Master Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of Seller, the Master Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b)Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning Seller, the Master Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as Seller or the Master Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its Eligible Assignees and Participants and potential Eligible Assignees and Participants and their respective counsel but only if they agree in a signed writing to hold such information confidential under substantially the same terms as those in this Section 13.06(b) and that Seller and MSC are third party beneficiaries to such confidentiality agreement, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Purchaser or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify Seller and the Master Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 13.07 GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 13.08 Execution in Counterparts; Electronic Execution.

(a)This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart.

(b)The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Assignment and Acceptance Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 13.09 Integration; Binding Effect; Survival of Termination.  This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08,  5.01,  5.03,  11.04, 11.06, 13.01, 13.02, 13.04,  13.05,  13.06,  13.09,  13.10,  13.11 and 13.13 shall survive any termination of this Agreement.

SECTION 13.10 CONSENT TO JURISDICTION.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO SELLER AND THE MASTER SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY AND STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY SELLER, THE MASTER SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW,

IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR THE MASTER SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF SELLER AND THE MASTER SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(a)EACH OF SELLER AND THE MASTER SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 13.02. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 13.11 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 13.12 Ratable Payments.  If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 13.13 Limitation of Liability.

(a)No claim may be made by Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of Seller and the Master Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 13.14 Intent of the Parties.  Seller has structured this Agreement with the intention that the obligations of Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). Seller, the Master Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law or unless required by a “determination” within the meaning of Section 1313(a) of the Code. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 13.15 Patriot Act.  Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies Seller and the Master Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies Seller, the Originator, the Master Servicer and MSC, which information includes the name, address, tax identification number and other information regarding Seller, the Originator, the Master Servicer and MSC that will allow the Administrative Agent and the other Purchaser Parties to identify Seller, the Originator, the Master Servicer and MSC in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of Seller and the Master Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 13.16 Right of Setoff.  Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Amortization Event, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, Seller or the Master Servicer against amounts owing by Seller or the Master Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify Seller or the Master Servicer, as applicable, promptly following such setoff, and provided further, that if any Defaulting Purchaser shall exercise any such right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Purchasers and (ii) the Defaulting Purchaser shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Purchaser as to which it exercised such right of set off.  Each Purchaser agrees promptly to notify Seller and the Administrative Agent after any such application made by such Purchaser, provided that the failure to give such notice shall not affect the validity of such application.

SECTION 13.17 Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.18 Mutual Negotiations.  This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 13.19 Captions and Cross References.  The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 13.20 Acknowledgement Regarding Any Supported QFCs.  To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MSC A/R Holding Co., LLC

By:/s/ John G Chironna

Name: John G. Chironna

Title: President

MSC INDUSTRIAL DIRECT CO., INC.,

as the Master Servicer

By:/s/ Neal Dongre

Name: Neal Dongre

Title: Vice President, General Counsel & Corporate Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Purchaser and as Administrative Agent

By:/s/ Jonathan Davis

Name: Jonathan Davis

Title: Director

BANK OF AMERICA, NATIONAL ASSOCIATION, as a Purchaser

By:/s/ Scott Bell

Name: Scott Bell

Title: SVP

REGIONS BANK, as a Purchaser

By:/s/ Cecil Noble

Name: Cecil Noble

Title: Managing Director

Exhibit I
[Form of] Investment Request

[Date]

To:Wells Fargo Bank, National Association, individually and as Administrative Agent
Bank of America, National Association, and
Regions Bank

Re:  INVESTMENT REQUEST

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among MSC A/R Holding Co., LLC (“Seller”), MSC Industrial Direct Co., Inc., as initial Master Servicer, and the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).  Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Administrative Agent and the Purchasers are hereby notified of the following Incremental Investment:

Aggregate Capital of Incremental Advance:$_______________

Wells’ Percentage of Aggregate Capital (50%):$_______________

BofA’s Percentage of Aggregate Capital  (30%):$_______________

Regions’ Percentage of Aggregate Capital (20%):$_______________

Investment Date: ____________, 20__

Please transfer the Aggregate Capital of the Incremental Advance in immediately available funds to the Facility Account specified in the Receivables Purchase Agreement.

In connection with the Investment to be made on the above-specified Investment Date, Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Investment Date (before and after giving effect to the proposed Investment):

(i)the representations and warranties set forth in Article VII of the Receivables Purchase Agreement are true and correct in all material respects on and as of the Investment Date of such Investment as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all

I-1

material respects as of such earlier date;

(ii)no event has occurred and is continuing, or would result from the proposed Investment, that will constitute an Amortization Event or a Potential Amortization Event;

(iii)the Facility Termination Date has not occurred;

(iv)no Capital Coverage Deficit exists or will result from such Investment; and

(v)except as otherwise waived by the Purchasers in their sole discretion, the Master Servicer has delivered to the Administrative Agent for distribution to the Purchasers on or prior to the date of such Investment, all Settlement Reports as and when due under the Receivables Purchase Agreement.

Very truly yours,

MSC A/R HOLDING CO., LLC

By:  _______________________________

Name:

Title:

I-2

Exhibit II

Form of Reduction Notice

[Date]

To:Wells Fargo Bank, National Association, individually and as Administrative Agent
Bank of America, National Association, and
Regions Bank

Re:  REDUCTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among MSC A/R Holding Co., LLC (“Seller”), MSC Industrial Direct Co., Inc., as initial Master Servicer, and the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).  Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

A Capital Coverage Deficit exists.  Accordingly, the Administrative Agent and the Purchasers are hereby notified of the following reduction of Aggregate Capital:

Reduction of Aggregate Capital:$_______________

Wells’ Percentage of Reduction (50%):$_______________

BofA’s Percentage of  Reduction (30%):$_______________

Regions’ Percentage of  Reduction (20%):$_______________

Proposed reduction date: ____________, 20__.

Very truly yours,

MSC A/R Holding Co., LLC

By:  _______________________________
Name:
Title:

II-1

Exhibit III

Form of Monthly ReporT

[see attached]

III-1

MSC A/R HOLDING CO., LLC
For the Month Ended:
10/31/2022
($000's)

A/R ROLLFORWARD

Beginning Balance	
Gross Sales (+)	
Debit Memos	
Collections (-)	
Credit/Rebill Adj.	
Net Credit Adjustments (-)	
Bad Debt Write-offs	
Adjustments / Other	
EOM AR Balance	

AGING SCHEUDLE:

	Current	Current Month	% of Total Aging 1 Month Prior	2 Months Prior
Current				
1-30 Days Past Due 31-				
60 Days Past Due 61-				
90 Days Past Due 91-				
120 Days Past Due				
121-150 Days Past Due				
151-180 Days Past Due				
181+ Days Past Due				
Total Credits In Aging				
Total:				

Calculated Ending A/R Balance:	
Reported Ending A/R Balance	
Difference (If any)	

Aging Total	
Difference (If any)	

INELIGIBLES

Delinquent & Defaulted Receivables	
Cross-Age (50%)	
Affiliates	
Foreign (Non-US/Canada)	
Terms > 120 Days	
Contra - Vendor Payables	
COD/CIA Terms	
Excluded Obligor / Lien	
Miscellaneous Transaction Codes	
Aged Credits (>90 days)	
Non-USD Currency	
Sanctioned Person	
Insolvent	
Other	

Total Ineligibles	
Eligible Receivables:	

MSC Securitization Model - FORM OF REPORT.xlsx

III-2

MSC A/R HOLDING CO., LLC
Interim Servicer Report
For the Period Ended:

Enter Date of Interim Report:

Total Ending A/R	$ -
Total Unapplied Cash	$ -
Total Net Ending A/R	$ -
Less: (from most recent Monthly Report)	
Ineligible Receivables	$ -
Total Excess Concentration Amounts	$ -
Contractual Reserve Deduction	$ -
Adjusted Net Pool Balance	$ -
	[redacted]
Required Reserves (%)	
Required Reserves ($)	$ -
Borrowing Base	$ -
Facility Commitment	$ 300,000,000
Maximum Borrowing Availability	$ -
Current Loans Outstanding	$ -
(Overadvance) or Additional Borrowing Availability	$ -
Action Taken: Incremental Loan / (Reduction)	$ -
New Loans Outstanding	**$ -**
In Compliance (Y/N)	**Yes**

Signed by one of following:

Signed: ______________________________ Date: ____________________

Title: Authorized Representative -

Interim Servicer Report

III-3

EXHIBIT IV

Form of Interim report

[See ATtached]

IV-1

MSC A/R HOLDING CO., LLC
Interim Servicer Report
For the Period Ended:

Enter Date of Interim Report:

Total Ending A/R	$	-
Total Unapplied Cash	$	-
Total Net Ending A/R	$	-
Less: (from most recent Monthly Report)		
Ineligible Receivables	$	-
Total Excess Concentration Amounts	$	-
Contractual Reserve Deduction	$	-
Adjusted Net Pool Balance	$	-
Required Reserves (%)		0.00%
Required Reserves ($)	$	-
Borrowing Base	$	-
Facility Commitment	$	300,000,000
Maximum Borrowing Availability	$	-
Current Loans Outstanding	$	-
(Overadvance) or Additional Borrowing Availability	$	-
Action Taken: Incremental Loan / (Reduction)	$	-
New Loans Outstanding	**$**	**-**
In Compliance (Y/N)		**Yes**

Signed by one of following:

Signed: ______________________________ Date: ____________________
Title: Authorized Representative -

MSC Securitization Model - FORM OF REPORT.xlsx Interim Servicer Report

IV-2

Exhibit V

Form of Assignment and Acceptance

- -

Assignment and Acceptance Agreement

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment Agreement”) is entered into as of the ___ day of ____________, ____, by and between _____________________ (“Assignor”) and __________________ (“Assignee”).

PRELIMINARY STATEMENTS

This Assignment Agreement is being executed and delivered in accordance with Section 13.03 of that certain Receivables Purchase Agreement dated as of December 19, 2022 (as amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among MSC A/R Holding Co., LLC (“Seller”), MSC Industrial Direct Co., Inc., as initial Master Servicer, the Purchasers from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Receivables Purchase Agreement.

Assignor is a Purchaser party to the Receivables Purchase Agreement, and Assignee wishes to become a Purchaser thereunder; and

Assignor is selling and assigning to Assignee an undivided ____________% (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Receivables Purchase Agreement and the other Transaction Documents, including Assignor’s Commitment and (if applicable) the Capital of Assignor’s Investments as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1.The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Closing Date”) [choose one:    one (1) / two (2) / three (3)] Business Day[s] following the date on which a written notice of effectiveness hereof (“Effective Notice”) is delivered by the Assignor to the Assignee and the Administrative Agent.  From and after the Closing Date, Assignee shall be a Purchaser party to the Receivables Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2.If Assignor has no outstanding Capital under the Receivables Purchase Agreement on the Closing Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the

Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Receivables Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 2.01 of the Receivables Purchase Agreement.

3.If Assignor has any outstanding Capital under the Receivables Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Closing Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Investments (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Interest attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Closing Date; whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Investments (if applicable) and all related rights and obligations under the Receivables Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 2.01 of the Receivables Purchase Agreement.

4.Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Receivables Purchase Agreement.

5.Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6.By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, and the other Purchasers as follows:  (a) other than the representation and warranty that it has not created any Lien upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Receivables Purchase Agreement, or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Receivables Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any Collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Assignee, Seller, any Obligor, any Affiliate of Seller or the performance or observance by Seller, any Obligor or any Affiliate of Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Receivables Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon Administrative Agent, any Purchaser or Seller and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Purchase Agreement and the other Transaction Documents; I Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to such Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Receivables Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Purchaser.

7.Schedule I hereto sets forth the revised Commitment and Capital, if any, of Assignor and the Commitment and Capital, if any, of Assignee, as well as administrative information with respect to Assignee.

8.THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:  _________________________
Name:
Title:

[ASSIGNEE]

By:  __________________________
Name:
Title:

[Consented to:

MSC A/R Holding Co., LLC

By:  _______________________________
Name:
Title:]

cc:  Wells Fargo Bank, National Association, as Administrative Agent

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS

Date:  _____________, ______

Transferred Percentage:____________%

	A-1 Commitment (prior to giving effect to the Assignment Agreement), if any	A-2 Commitment (after giving effect to the Assignment Agreement), if any	B-1 Outstanding Capital, if any
Assignor:

	A-1 Commitment (prior to giving effect to the Assignment Agreement), if any	A-2 Commitment (after giving effect to the Assignment Agreement), if any	B-1 Outstanding Capital, if any
Assignee:

Assignee’s Address for Notices:

__________________________

__________________________

Exhibit VI

Credit and Collection Policy

MSC Credit Limits and Credit Terms Policy

Background

MSC (the Company) offers various levels of Credit Terms and Credit Limits to customers which are supported by our risk management strategy.

Purpose

This policy sets out the process MSC will follow, effective immediately, for the approval of credit lines and payment terms for new and existing customers.  This is designed to support a fast-paced sales process to ensure we remain competitive in our market space.

Core Customer Credit Limits

The MSC Credit Policy for Core Customers is to give them a default term of Net30 with various methods of payment including pre-payment (PP), wire transfer (WT), cash on delivery (COD), EDI, ACH, and credit card (CC).

If a core customer requests these terms, they must supply the Credit & Collection team with a Federal Identification Number (FIN) and/or credit application.  Certain conditions do apply if the potential customer does not have a FIN.

•Terms cannot be established with just a social security number.

•Personal accounts cannot have open terms.

•If the potential customer is an individual they will be offered COD or credit card only terms. COD orders are limited to under $750. COD orders > $750 require a prepayment, certified check, or bank check.

All open accounts are given an initial $1,000 credit limit.  Where the first purchase of the customer extends beyond $1,000, the order is sent to the Credit Analyst Team for review. The Credit Analyst Team will review the order, perform an evaluation of customer credit worthiness and, based on that review, extend the appropriate level of credit.

This process is seamless to the Sales Team and the customer.  If further information is required from the customer, they will be contacted directly by the Credit Analyst Team.  Additionally, there is a Sales Notification process to let the Sale Associate know if an order is delayed due to this process.

A Sales Associate may request a credit line update for a customer by emailing the Credit Analyst Team at any time.  These will be handled as appropriate.

International Customer Credit Limits

To grant payment terms to an international customer, the process is the same as a core customer described above, in addition to the following:

•We cannot take orders from any customer on the US sanctions list.

•For open terms, the customer must be listed with D&B, and we must be able to verify their address.

•If customer is not listed on D&B the customer cannot be offered open terms.

•For all customers without a B&B listing, a pre-paid wire transfer is required.

National Account Credit Limits

A national account is defined as an account which will generate > $1,000,000 in annual sales to MSC, have a national account contract in place, and require a credit limit of > $100,000.

Requests for establishing a national account credit limit must adhere to the following requirements:

•Credit Team will perform a pre-contract review to determine the appropriate level of credit.

•Customer must provide two years of audited financial statements.

•Sales Team must provide two years of forecasted annual sales volume.

•Sales team must provide forecasted contribution margin based on normal Net30 terms and/or extended terms requested.

•If extended terms are requested, extended terms defined as terms outside of the normal terms of Net30, these will require additional approvals as set forth in the Terms Section of this policy.

Once the above information is received, either an internal RAP (Risk Assessment Profile) or a financial report from our outside third-party service CRM (Credit Risk Monitor) will be prepared. In either case, a recommended Credit Limit will be submitted for approval. If approved, the NAM or the requestor of the account review are notified of the approval. If not initially approved, the Credit team will meet with the corresponding sales associate to determine next steps.

For national accounts related to Private Companies and/or companies that will not provide financial information, the following is suggested as alternate forms of review:

•Request 2 years of forecasted annual sales, contribution margin, and terms requested

•Request bank references (optional but preferred) including depository and lending relationships

•Engage in direct discussion with principles or their representatives to attempt to obtain financial highlights, background/history of business and growth initiatives

•Perform high-level private company financial analysis

•Review all relevant publicly available information

•Review past and go forward customer payment performance.

•Potential visit to the customers place of business.

The analyst will compile and prepare a waiver (basis for approving a credit line without financial statements.)  Waivers will be kept on file for audit purposes. In all cases, the following approval signatures are required to extend credit limits to customers.

VI-3 Credit Limit Approval	Approver
Up to $100K	Credit Analyst
Up to $250K	Sr. Credit Analyst, Reg. Credit Manager, Asst. Credit Manager
Up to $750K	Sr. Credit Manager
Up to $2.0MM	Sr. or Director of Credit
Up to $3.0MM	VP, Finance & Controller
Up to $5MM	CFO

Any credit extension > $5MM will require approval from the Credit Committee consisting of the CFO, the SVP of Sales, Sr. Director of Credit, and the VP of National Accounts (or their representatives)

All customers who are extended credit lines > $100K will have a credit file maintained and reviewed on a scheduled basis by the Credit Analyst Team.

As is the case with Core customers, a NAM or Sales Leader can request a credit line or waiver update for a customer by emailing or calling the Credit Analyst Team at any time.

In most cases, a note will be either posted on a customer account or a credit file will be documented when a credit line is extended offering some detail on the approval process.

Requests to change payment terms for existing customers:

Standard Credit Terms for MSC customers are Net 30 days. These are automatically assigned to all customers at the point of customer set up.

Any change to standard terms are required to go through an approval process.  Once a change in terms is approved, the Credit Team, with access limited to an Assistant Credit Manager, a Sr. Credit Manager, and to the Sr. Director of Credit will be responsible for updating the new terms in the system.

The following approval signatures are required to extend terms to existing customers.

•Net 30 Day Terms, see process described above

•Extension to Net 45 Days or Net 60 Days

oFor Core Customers – Requires approval of the Regional Credit Manager

oFor National Account Customers – Requires the initial approval of the Director of National Accounts, and then the Sr. Credit Manager or the Director of Credit.

•Extension of Credit Terms to Net 75, Net 90, Net 120, or greater.

oFor all customers – Approval of the Sr. Director of Credit with input from the VP of NA Sales and/or the Regional VP of Sales for Core.

•Discounted Terms, considered…... are not offered, but in very limited instances, may be approved by the Sr. Director of Credit.

For all credit term extension requests, the customer must be current with their payments, and the Sales Associate must provide the Credit Analyst Team the following documentation:

•Business case for the request

•Potential opportunity for increase in sales

•Change in profit and contribution margin.

Any new or renewed contracts cannot be signed with terms extensions without proper authorization.  Go forward terms extensions will be documented for audit purposes.

In the event a customer is not approved for a terms extension request of Net 75  or greater, the Credit Committee members will meet to discuss and agree on next steps.

Payment Terms and Deposits for Machinery Orders:

Extended payment terms are often used for large machinery orders.  The Credit Analyst may offer the customer the option to use payment terms of 30/60 or 30/60/90 for orders of $5,000 or greater. Payment terms and deposits may be used when the credit reports, references and/or history do not support extended credit limits.

The Credit Analyst should first request a deposit and/or a written guarantee for payment from an executive of the company, when unable to increase a credit limit to accommodate an order.   This is needed to mitigate the risk that a customer may pay the initial deposit and then fall delinquent on the balance.  Additionally, a copy of the Purchase Order and a Letter of Guarantee, Letter of Credit or UCC may be needed to approve sales greater than $10,000. The Controller or owner of the company must sign the purchase order for large dollar amounts.  The Letter of Guarantee, UCC and Letter of Credit are legal tools to help reduce risk of loss.

Customer Rebates:

MSC offers select customers a rebate as an incentive to generate a higher amount of sales, or as an alternative to consignment or discounted terms.  A customer is entitled to receive a rebate if they meet the following conditions:

•The customer has met the requirements for the rebate based on the terms of their signed national account contract agreement.

•The customer (Core or National Account) has < 7.5% of their receivable past due.

At MSC’s discretion, and provided there is a contract and it allows for it, MSC may apply any earned or unearned rebate to a customer account to offset past due balances.

With the approval of the Sr Director of Credit a rebate can be paid in full or partial increments if the above criteria are not met (specifically the past due percentage).  However, with this exception, MSC requires a payment commitment with a definitive date for resolving the past due balance or the customer risks their account going on credit hold.

Summary:

The above policy is intended to reduce the risk of a customer not paying its debt to MSC. The Credit Management Team will work closely with the Sales Team to ensure that all Credit Line and Terms extension proposals are compliant with this policy.

Any exceptions due to a potential business decision taking precedent over this policy should be referred to the SVP of Sales for review and discussion with the CFO.

This policy is effective immediately.

MSC® Industrial Supply Co.

Application and Agreement for Open Account

Email completed form to CreditAnalyst@mscdirect.com or Fax to 516.812.2483.
Mailing address is MSC Industrial Supply Co., 75 Maxess Road, Melville, NY 11747-3151, Attn: Credit Department. Phone: 800.753.7997.

Order Pending: ☐ Yes ☐ No

ACCOUNT # ____________

BILLING INFORMATION (Terms Net 30 days from date of invoice)

Legal Name: ____________
DBA Name: ____________
Parent Company (if applicable): ____________
Attn: ____________
Title: ____________
Street Address: ____________
City, State, Zip: ____________
Main Tel # ____________ A/P Tel # ____________
Fax # ____________ A/P Fax # ____________
Accts. Payable E-mail address: ____________
Are you listed with D&B? ☐ Yes ☐ No
If yes, provide D&B/Duns #: ____________

SHIPPING INFORMATION (if different from Billing)

Company Name: ____________
Attn: ____________
Title: ____________
Address: ____________
City, State, Zip: ____________
Tel # ____________
Fax # ____________

BILLING OPTIONS

☐ Consolidated ☐ Periodic Bill ☐ EDI ☐ Packing Slip Invoice

TERMS

☐ Net 30 ☐ Credit Card ☐ p-Card

CORPORATE INFORMATION

President ____________
Controller/CEO ____________
A/P Manager ____________
State in which company is incorporated/organized ____________
# of Employees ____________
Years established ____________

TRADE/CREDIT REFERENCES

Name:	Name:	Name:
Address:	Address:	Address:
Phone #	Phone #	Phone #
Fax #	Fax #	Fax #
Contact Name:	Contact Name:	Contact Name:
Account #	Account #	Account #

PURCHASING INFORMATION

PO's Required? ☐ Yes ☐ No Hard copy required? ☐ Yes ☐ No
Will purchases be subject to sales tax? ☐ Yes ☐ No (If purchase is not subject to sales tax, please enclose copy of resale card/tax exempt certificate)
Are you a government agency? ☐ Yes ☐ No
☐ City ☐ County ☐ State ☐ Federal ☐ Private Corporation ☐ Public Corporation ☐ Partnership ☐ School/Learning Institution ☐ Limited Liability Company
☐ Sole Proprietorship
Federal ID # ____________
Authorized Buyers ____________

BANK REFERENCE

We authorize you, our bank reference, to release credit information regarding the following account(s) to **MSC Industrial Supply Co.**

BANK NAME: ____________
BANKING OFFICER: ____________
ADDRESS: ____________
CITY, STATE, ZIP: ____________
Checking Account# ____________
Loan Account# ____________
Phone# ____________
Fax# ____________
E-mail address: ____________

AUTHORIZATION AND AGREEMENT TO RELEASE CREDIT INFORMATION

Please enclose a copy of your most current financial statement.
Information will be kept confidential.

In support of this application, MSC Industrial Supply Co. is hereby authorized to obtain credit and/or financial information from my/our bank(s), other financial institutions or commercial firms with which I/we have done business. It is understood that any such credit and/or financial information will be held in strict confidence and used only for consideration of this application. Upon approval of this application, it is agreed that all purchases will be paid in full and in accordance with the terms of the sale Net 30 days from date of invoice. Should I/we not pay MSC Industrial Supply Co. according to terms, it is understood that credit privileges may be withdrawn. Should MSC Industrial Supply Co. find it necessary to obtain assistance in collecting any monies due, I/we agree to pay all reasonable attorney fees, collection agency fees and/or court costs necessary to collect monies owed. The offer is limited only to these terms.

Signature of Authorized Person ____________
Name (Please Print) ____________
Title ____________ Date ____________

Not responsible for applications with missing or incomplete information

Exhibit VII

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date: __________________, 202_

To:  Wells Fargo Bank, National Association, individually as a Purchaser and as Administrative Agent
Regions Bank, as a Purchaser
Bank of America, National Association, as a Purchaser

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among MSC A/R Holding Co., LLC (the “Seller”), MSC Industrial Direct Co., Inc., as initial Master Servicer (the “Servicer”), and the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).  Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The undersigned hereby certifies to the Administrative Agent and the Purchasers as follows:

1.The undersigned in the duly qualified and acting ______________ of [Seller/Master Servicer].  As such, I am a Responsible Officer and am familiar with the terms of the Receivables Purchase Agreement and the financial affairs of [Seller/Master Servicer].

2.Enclosed herewith are the [unaudited/audited] financial statements for [Seller/Master Servicer] for the fiscal [quarter/year] ended ________________, 202_, prepared in accordance with GAAP, consistently applied[, except for the absence of footnotes].

3.As of the date hereof, no Amortization Event or Potential Amortization Event exists and is continuing[, except as specified below].

[If an Amortization Event or Potential Amortization Event exists and is continuing, specify in detail the nature and period of existence of such event and any action taken or contemplated to be taken by [Seller/Master Servicer] with respect thereto.]

4.[DELETE FOR SELLER’S COMPLIANCE CERTIFICATES:  Attached as Annex A hereto is a computation of compliance with the terms of Sections 10.01(l)(i) and (ii) of the Receivables Purchase Agreement].

VII-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

By:_________________________________
Name:
Title:

Enclosure

[Attach Annex A, if applicable]

VII-2

EXHIBIT VIII

FORM OF PERFORMANCE UNDERTAKING

Performance Undertaking

This Performance Undertaking is made as of December 19, 2022 (this “Undertaking”), and is given by MSC Industrial Direct Co., Inc., a New York corporation (“MSC” or the “Performance Guarantor”), in favor of MSC A/R Holding Co., LLC, a Delaware limited liability company (the “SPE” or the “Seller” and, together with its successors and permitted assigns, the “Beneficiary”).

Whereas, Sid Tool Co., Inc., a New York corporation d/b/a MSC Industrial Supply Co. (the “Originator”), as seller, and the SPE, as buyer, have entered into a Receivables Sale Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Sale Agreement”).

Whereas, the SPE, as Seller, MSC, as initial Master Servicer, the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), have entered into a Receivables Purchase Agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”).

Whereas, the Originator has undertaken the indemnification obligations set forth in Section 6.1 of the Sale Agreement (the “Obligations”), and pursuant to the Receivables Purchase Agreement, the Seller has collaterally assigned its rights with respect to the Obligations and this Undertaking to the Administrative Agent, for the benefit of the Secured Parties (as defined below).

Whereas, the Performance Guarantor has, subject to the terms of this Undertaking, agreed to guarantee the payment when due by the Originator of the Obligations.

The Performance Guarantor hereby agrees as follows:

1.Definitions.  All capitalized terms used but not defined herein shall have the meanings set forth in the Sale Agreement or, if not defined therein, the meanings set forth in the Receivables Purchase Agreement.  In addition, as used in this Undertaking, “Secured Parties” means the Administrative Agent and the Purchasers.

2.    The Guaranty.

2.1.The Performance Guarantor guarantees to the Beneficiary that in the event of a failure by the Originator to pay when due any of the Obligations, the Performance Guarantor, subject to the terms of this Undertaking, will promptly pay such Obligation.  The liability of the Performance Guarantor under this Undertaking shall be absolute and unconditional irrespective of any lack of genuineness, validity, legality or enforceability of any Transaction Document or any other document, agreement or instrument relating thereto or any assignment or transfer of any thereof.  The Performance Guarantor hereby expressly and irrevocably waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets available to it under applicable law, except the defense of discharge by payment in full or that any applicable statute of limitations on any claims hereunder has run.  Subject to the immediately preceding sentence, the obligations of the Performance Guarantor hereunder shall not be discharged, released or affected by any circumstance whatsoever, involving without limitation any

VIII-1

bankruptcy, insolvency, reorganization or similar proceeding with respect to the Originator or any other Person or any taking, exchange, release or non-perfection of any collateral security for any of the Obligations, any manner of application of such collateral security or any proceeds thereof or any sale or other disposition of such collateral security or the exercise or failure to exercise any remedies by the Beneficiary (or the Administrative Agent on behalf of the Secured Parties) against the Originator or any taking, release, amendment or waiver of or consent to departure from any other guarantee of any of the Obligations.  This Undertaking is in no way conditioned upon any attempt to collect or enforce performance or compliance by the Originator or any other event or circumstance.  Notwithstanding the foregoing, this Undertaking is not a guarantee of the recovery of any of the Receivables whether in part or in full, and the Performance Guarantor shall not be responsible or liable for any inability of any Person including but not limited to the Beneficiary, the Administrative Agent, and Secured Party or any Person deriving title from or claiming through any of them to collect any Receivable due to the inability, insolvency, bankruptcy, lack of creditworthiness, refusal or failure to pay of the related Obligor.  The Performance Guarantor acknowledges and agrees that it is informed of the financial situation of the Originator and the reasons for the request made by the Beneficiary to the Performance Guarantor to grant the undertakings set out herein.

2.2.The Performance Guarantor authorizes the Beneficiary and each Secured Party without notice or demand, from time to time to renew, accelerate, compromise, settle, restructure, refinance, refund or otherwise reduce the amount, and extend the time for payment, of the Obligations or any part thereof, or otherwise change the terms of the Obligations or any part thereof in each case as permitted by the Transaction Documents, without the consent of the Performance Guarantor.  Any failure to take action by the Beneficiary under or in respect of the Receivables Purchase Agreement or the Sale Agreement shall not release, reduce or affect the liability of the Performance Guarantor.

2.3.Upon making a payment under this Section 2 in respect of any Obligation, the Performance Guarantor shall be subrogated to the rights of the payee against the Originator with respect to such Obligation; provided that the Performance Guarantor shall not exercise any subrogation rights which it may have under this Undertaking nor shall the Performance Guarantor seek any reimbursement under this Undertaking from the Originator unless and until (a) all of the outstanding Obligations have been paid in full and (b) all of the Commitments of the Purchasers under the Receivables Purchase Agreement have terminated or expired in accordance with the terms of the Receivables Purchase Agreement.

3.    Miscellaneous.

3.1.The Performance Guarantor acknowledges that the Beneficiary and the Secured Parties are entering into the Receivables Purchase Agreement and other Transaction Documents to which they are parties in reliance upon this Undertaking.  The Performance Guarantor acknowledges that the Beneficiary’s rights under this Undertaking will be collaterally assigned to the Administrative Agent for the benefit of the Secured Parties under the Receivables Purchase Agreement, and the Performance Guarantor consents to such collateral assignment and to the exercise of the Beneficiary’s rights under this Undertaking directly by the Administrative Agent to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that the Administrative Agent and Secured Parties and each of their respective successors and assigns are express third party beneficiaries of this Undertaking.  The Performance Guarantor acknowledges that this Undertaking may not be modified or amended, or any provision hereof waived, except in a writing signed by the Performance Guarantor and the Administrative Agent.  Subject to the provisions set forth in this Section 3.1 and in Section 3.8 below, on the date on

VIII-2

which (i) Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and (ii) all of the Commitments of the Purchasers under the Receivables Purchase Agreement have terminated or expired, this Undertaking shall terminate and expire.

3.2.Any notice, payment, demand, or communication required or permitted to be given by any provision of this Undertaking shall be given or made (and shall be deemed to have been duly made or given upon receipt) by delivery in person, by courier service, by facsimile, by telegram, by electronic mail or by registered or certified mail (postage paid, return receipt requested) to the respective parties at the addresses specified in the Sale Agreement.

3.3.No failure on the part of the Beneficiary or any third party beneficiary to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  The Performance Guarantor hereby waives (i) notice of acceptance of this Undertaking, (ii) presentment and demand for payment of any of the Obligations, (iii) protest and notice of dishonor or default to the Performance Guarantor or to any other party with respect to any of the Obligations, and (iv) all other notices to which the Performance Guarantor might otherwise be entitled by applicable law or by any other party that may be liable with respect to the Obligations guaranteed hereby.

3.4.The Performance Guarantor agrees that it will upon demand pay to the Beneficiary or the Administrative Agent, on behalf of the Secured Parties, the amount of any and all reasonable documented out-of-pocket expenses, including the reasonable fees and expenses of counsel and of any experts and agents, that the Beneficiary or the Administrative Agent, on behalf of the Secured Parties, may incur in connection with the exercise or enforcement of any of the rights of the Beneficiary hereunder as a result of the failure by the Performance Guarantor to perform or observe any of the provisions hereof when due.

3.5.This Undertaking constitutes the entire agreement between the Performance Guarantor and the Beneficiary (and supersedes all prior written and oral agreements and understandings) with respect to the subject matter hereof.

3.6.If any one or more provisions contained in this Undertaking shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Undertaking, but this Undertaking shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7.This Undertaking shall be governed by, and construed in accordance with, the laws of the State of New York, and the Performance Guarantor hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any New York State Court sitting in New York, New York.  The Performance Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.  The Performance Guarantor and the Beneficiary hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Undertaking or the transactions contemplated hereby.

3.8.This Undertaking shall continue to be effective or be reinstated, as the case may

VIII-3

be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by the Beneficiary upon the bankruptcy, insolvency, reorganization, dissolution, liquidation or the like, of the Originator or the Performance Guarantor, or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Originator or the Performance Guarantor or any substantial part of any such Person’s respective property, all as though such payment had not been made, notwithstanding any termination of this Undertaking, the Receivables Purchase Agreement, the Sale Agreement or any other Transaction Document.

3.9.The Performance Guarantor may not assign its obligations under this Undertaking without the prior written consent of the Beneficiary.

In Witness Whereof, the Performance Guarantor has executed this instrument as of the date first above written.

MSC Industrial Direct Co., Inc.

By:_________________________________
Name:
Title:

VIII-4

EXHIBIT IX

CLOSING CHECKLIST

#	Document or Action	Responsible Party
Transaction Documents
1.	Receivables Sale Agreement by and between the Originator and the SPE.	Clark Hill
2.	Receivables Purchase Agreement by and among the SPE as seller, the Servicer, the Administrative Agent and the Purchasers.	Clark Hill
3.	Fee Letter	Clark Hill
4.	Performance Undertaking executed by MSC in favor of the SPE and its assigns.	Clark Hill.
5.

Deposit Account Control Agreement by and among the Originator, MSC and JPMorgan Chase Bank, National Association, together with Assignment by and between SPE and Administrative Agent, and consented to by JPMorgan Chase Bank, National Association.

All
6.

Deposit Account Control Agreement  by and among MSC, SPE and US Bank, National Association, together with an Assignment by and between SPE and Administrative Agent, and consented to by US Bank, National Association.

All
7.	Subordinated Note executed by SPE in favor of the Originator.	Clark Hill
Governing and Ancillary Documents

8.

Secretary’s Certificate for the Originator, Sid Tools, attaching:

a)Articles of Incorporation, as amended to Closing Date, recently certified by the New York Secretary of State

b)Good Standing Certificate (NY)

c)By-laws

d)Resolutions

e)Incumbency and Specimen Signatures of Authorized Officers

MVA/MSC
9.

Secretary’s Certificate for the Parent, MSC,  attaching:

a)Articles of Incorporation, as amended to Closing Date, recently certified by the New York Secretary of State

b)Good Standing Certificate (NY)

c)By-laws

d)Resolutions

e)Incumbency and Specimen Signatures of Authorized Officers

MVA/MSC
10.

Secretary’s Certificate for the SPE,  attaching:

a)Articles of Organization, as amended to Closing Date, recently certified by the Delaware Secretary of State

b)Good Standing Certificate (DE)

c)Operating Agreement

d)Resolutions or the equivalent

e)Incumbency and Specimen Signatures of Authorized Manager or Authorized Officers of the Sole Member, as applicable

MVA/MSC
11.	Copy of agreement with Independent Director	MVA/MSC
Lien Searches and Filings
12.	Pre-Closing UCC, State and Federal Tax, Judgment, and Bankruptcy Searches against the Originator, the Parent and the SPE	MVA
13.	“All Assets” UCC-1 financing statement to be filed against the SPE with the State of Delaware.	Clark Hill
14.	[Reserved].

15.	UCC-1 financing statement to be filed against the Originator in favor of the SPE, with the Administrative Agent named as Total Assignee with the State of New York.	Clark Hill
16.	Post-closing, post-filing date-down UCC searches revealing the foregoing UCC-1’s are of-record	Clark Hill
Opinions and Back-up
17.	Copies of any and all consents and/or partial releases necessary from existing creditors of the Originator and/or the Parent.	MVA
18.	Corporate/Limited Liability Company, enforceability and UCC opinion[s] with respect to each of the Originator, the Parent and the SPE.	MVA
19.	“True Sale” Opinion(s) with respect to RSA.	MVA
20.	“Substantive Non-consolidation” Opinion with respect to the SPE, on the one hand, and the Parent and it other Subsidiaries, on the other.	MVA
21.	Opinion Back-up Certificates from each of the Originator, the Parent and the SPE, as necessary.	MVA
Miscellaneous
22.	Pre-closing Beneficial Ownership Diligence [Parent is a public company] and KYC Diligence	Purchasers and MSC
23.	Closing Funds Flow	Admin. Agent
24.	Form of Monthly Report	Admin. Agent
25.	Form of Interim Report	Admin. Agent
26.	Payment of Purchasers’ Upfront Fees per Fee Letter	SPE
27.	Payment of Legal Fees and Disbursements invoiced prior to closing	SPE

EXHIBIT X-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among MSC A/R HOLDING CO., LLC, a Delaware limited liability company as Seller; the Persons from time to time party hereto as Purchasers; WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent; and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation, individually and as initial Master Servicer.

Pursuant to the provisions of Section 5.03(f) of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Investments in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Seller and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PURCHASER]

By:_________________________________

Name:

Title:

Date:  _______________, 202[  ]

EXHIBIT  X-2

[FORM OF]  U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among MSC A/R HOLDING CO., LLC, a Delaware limited liability company as Seller; the Persons from time to time party hereto as Purchasers; WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent; and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation, individually and as initial Master Servicer.

Pursuant to the provisions of Section 5.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Purchaser in writing, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PARTICIPANT]

By:_________________________________

Name:

Title:

Date:  ________ __, 20[  ]

EXHIBIT X-3

[FORM OF]  U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among MSC A/R HOLDING CO., LLC, a Delaware limited liability company as Seller; the Persons from time to time party hereto as Purchasers; WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent; and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation, individually and as initial Master Servicer.

Pursuant to the provisions of Section 5.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PARTICIPANT]

By:_________________________________

Name:

Title:

Date:  ________ __, 20[  ]

EXHIBIT X-4

[FORM OF]  U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement dated as of December 19, 2022 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among MSC A/R HOLDING CO., LLC, a Delaware limited liability company as Seller; the Persons from time to time party hereto as Purchasers; WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent; and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation, individually and as initial Master Servicer.

Pursuant to the provisions of Section 5.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Investments in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Investment(s), (iii) with respect to the extension of credit pursuant to this Receivables Purchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Seller and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PURCHASER]

By:_________________________________

Name:

Title:

Date:  _______________, 202[  ]

Date:  ________ __, 20[  ]

Schedule A
Commitments

[as of December 19, 2022]

Purchaser	Commitment
Wells Fargo Bank, National Association	$150,000,000.00
Bank of America, National Association	$ 90,000,000.00
Regions Bank	$ 60,000,000.00
Aggregate Commitment	$300,000,000.00

Schedule A - 1

Schedule B
LOCK-BOXES AND COLLECTION ACCOUNTS

Name of Account Owner and Description of Account	Bank Name and Address	Account #	Lockbox #	Lockbox Address
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. Depository/Lockbox Account	US Bank	153911609281	n/a	n/a
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. Class C Solutions Depository/Lockbox Account	US Bank	153911609862	n/a	n/a
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. J&L America (CCSG) Depository/Lockbox	US Bank	153911628037	n/a	n/a
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. Credit Card Depository Account	JPMorgan Chase Bank, N.A.	777348365	n/a	n/a
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. Inbound ACHs (Old)	JPMorgan Chase Bank, N.A.	777348144	n/a	n/a
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. Credit Card Depository Account	JPMorgan Chase Bank, N.A.	304685259	n/a	n/a
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co. Inbound ACHs (Old)	JPMorgan Chase Bank, N.A.	777346306	n/a	n/a

Schedule B- 1

Schedule C

[RESERVED]

Schedule C- 1

Schedule D

Initial Sold Receivables

[TO BE PROVIDED BY SELLER ON THE CLOSING DATE]

[see attached]

Schedule D- 1

Schedule E

Parties’ Addresses for Notices

If to Seller:

MSC A/R Holding Co., LLC, as Seller

515 Broadhollow Rd.,  Ste 1000

Melville, NY 11747

Attention: Michael Brown
Email: brownmi@mscdirect.com
Phone: 516-812-1418

ccc:  Master Servicer and Administrative Agent

With a further copy to:

MSC Industrial Direct Co., Inc.

525 Harbour Place Drive

Davidson, NC 28036

Attention: Legal Department
Email: legaldept@mscdirect.com
Phone: 704-987-5390

If to Master Servicer:

MSC Industrial Direct Co., Inc., as Master Servicer

515 Broadhollow Rd.,  Ste 1000

Melville, NY 11747

Attention: Michael Brown
Email: brownmi@mscdirect.com
Phone: 516-812-1418

ccc  Seller and Administrative Agent

With a further copy to:

MSC Industrial Direct Co., Inc.

525 Harbour Place Drive

Davidson, NC 28036

Attention: Legal Department
Email: legaldept@mscdirect.com
Phone: 704-987-5390

If to Wells or the Administrative Agent:	If to Bank of America, National Association:

Wells Fargo Bank, National Association 1100 Abernathy Rd., NE 16th Floor, Suite 1600 Atlanta, GA 30328 Attention: Jonathan Davis Email: jonathan.davis@wellsfargo.com Phone: (770) 508-2162

Bank of America, National Association

13510 Ballantyne Corporate Place

Charlotte, NC 28277

Attention: Chris Haynes and Ross Glynn

Email: christopher.haynes@bofa.com,  ross.glynn@bofa.com,  dg.trade_receivables_securitization@
bofa.com

Phone: (980) 683-4585 and (980) 387-6327

If to Regions Bank: Regions Bank 1180 West Peachtree St NW, Suite 1000 Atlanta, GA 30309 Attention: Cecil Noble Email: cecil.noble@regions.com Phone : (404) 221-4571

Schedule E- 1

Schedule F

Seller’s Chief Executive Office, Capital Place of Business, Records Locations, Federal Taxpayer ID Number and Organizational ID Number

Name of Seller	Address of Chief Executive Office and Location of Records	State of Organization and ID Number	Federal Employee Identification Number
MSC A/R HOLDING CO., LLC	515 Broadhollow Rd. Ste 1000 Melville, NY 11747	7069908	92‑0972319

Schedule F- 1